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Exhibit 4.10

IMPERIAL TOBACCO GROUP PLC

AND

MORGAN STANLEY & CO. INTERNATIONAL LIMITED

AND

DEUTSCHE BANK AG LONDON

AND

HOARE GOVETT LIMITED

RIGHTS ISSUE UNDERWRITING AND SPONSORSHIP
AGREEMENT

Agreed Form Documents
1.	COMFORT LETTERS
2.	DIRECTOR'S RESPONSIBILITY LETTER
3.	FORM OF PROXY
4.	PROVISIONAL ALLOTMENT LETTER
5.	PRESS ANNOUNCEMENT
6.	PROSPECTUS
7.	LETTER FROM THE COMPANY TO CRESTCO
8.	IAI LETTER
9.	LEGAL OPINIONS
10.	BRING-DOWN OPINIONS
11.	PRESENTATIONS

THIS AGREEMENT is made on                        March 2002

BETWEEN:

(1)
IMPERIAL TOBACCO GROUP PLC, a company incorporated in England and Wales (registered no. 3236483), whose registered office is at PO Box 244, Upton Road, Bristol BS99 7UJ (the "Company");

(2)
MORGAN STANLEY & CO. INTERNATIONAL LIMITED, a company incorporated in England and Wales (registered no. 02068222), whose registered office is at 25 Cabot Square, Canary Wharf, London E14 4QA ("Morgan Stanley");

(3)
DEUTSCHE BANK AG LONDON, a stock corporation organised under the laws of the Federal Republic of Germany, domiciled in Frankfurt-am-Main (HRB No. 30,000 District Court Frankfurt-am-Main) and having its principal place of business at Taunusanlage 12 in the City of Frankfurt (Main), acting through its London Branch (Branch Registration No. in England BR 000005) whose registered office is at Winchester House, 1 Great Winchester Street, London, EC2N 2DB ("Deutsche Bank"); and

(4)
HOARE GOVETT LIMITED, a company incorporated in England and Wales (registered no. 02026375), whose registered office is at 250 Bishopsgate, London EC2M 4AA ("Hoare Govett").

WHEREAS:

(A)
The Company is proposing to offer 208,343,120 new ordinary shares of 10p each for subscription by way of rights to the holders of its ordinary shares on the register of members at the close of business on 2 April 2002 at a price of 480p per new ordinary share, payable in full on acceptance.

(B)
The Managers have agreed to underwrite the subscription of 208,139,560 new ordinary shares in accordance with the provisions of this Agreement.

(C)
Application has been made to the UKLA for the admission of the new ordinary shares to the Official List and to the London Stock Exchange for admission of the new ordinary shares to trading.

THE PARTIES AGREE as follows:

1.
INTERPRETATION

1.1
In this Agreement:

  "Acceptance Date" means the latest date for acceptance and payment under the Rights Issue Terms and Conditions;

  "Accounts" means the audited consolidated profit and loss account and cash flow statement of the Group for the accounting period ended, and the audited consolidated balance sheet of the Group as at, 29 September 2001 and all related notes and the directors' and PricewaterhouseCoopers' reports thereon;

  "Acquisition" means the proposed acquisition of the entire issued share capital of Reemtsma by the Company pursuant to the Acquisition Agreement and the Option Agreement;

  "Acquisition Agreement" means the agreement in the agreed form having the same date as this Agreement and made between, inter alia, Tchibo Holding Aktiengesellschaft and the Company for the acquisition of 90.01 per cent. of Reemtsma;

  "Act" means the Companies Act 1985;

  "Admission" means Admission to Listing and Admission to Trading and a reference to Admission becoming "effective" is to be construed in accordance with paragraph 7.1 of the Listing Rules and paragraph 2.1 of the Standards (as appropriate);

  "Admission to Listing" means admission of the Rights Shares (nil paid) to listing on the Official List and a reference to Admission to Listing becoming "effective" is to be construed in accordance with paragraph 7.1 of the Listing Rules;

  "Admission to Trading" means admission of the Rights Shares (nil paid) to trading on the London Stock Exchange's market for listed securities and a reference to Admission to Trading becoming "effective" is to be construed in accordance with paragraph 2.1 of the Standards;

  "Australia" means Australia, its states, territories or possessions;

  "Bridge Facility" means the 60 day subordinated equity proceeds bridge facility agreement dated 7 March 2002 between, inter alia, the Company as borrower and ABN AMRO Bank N.V. as facility agent;

  "Canada" means Canada, its provinces, territories or possessions;

  "Comfort Letters" means the letters to the Joint Sponsors in the agreed form from PricewaterhouseCoopers, Ashurst Morris Crisp and Allen & Overy in relation to paragraph 2.12 of the Listing Rules;

  "Committed Rights Shares" means 203,560 Rights Shares (being the number of Rights Shares which Directors have irrevocably committed to take up for themselves and certain of their connected persons pursuant to undertakings addressed to the Company and the Managers and dated the date hereof);

  "Company Announcements Office" means the Company Announcements Office of the London Stock Exchange, being the information dissemination provider approved by the UKLA;

  "Credit Agreement" means the €5,800,000,000 facility agreement having the same date as this Agreement and made between, inter alia Imperial Tobacco Finance PLC as borrower, the Company as guarantor and The Royal Bank of Scotland plc as facility agent;

  "CREST" means the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations);

  "CRESTCo" means CRESTCo Limited;

  "CREST Manual" has the meaning given to it in the Prospectus;

  "Dealing Day" means a day on which dealing in domestic securities may take place on and with the authority of the London Stock Exchange;

  "Director" means a director of the Company at the date of this Agreement and "Directors" means all those directors;

  "Deutsche Bank Engagement Letter" means the engagement letter from Deutsche Bank to the Company dated 4 February 2002, and countersigned by the Company on 8 February 2002;

  "Deutsche Bank Relevant Person" means:

  (a)
  an undertaking which is, on or at any time after the date of this Agreement, a holding company or subsidiary or associated company of a holding company of Deutsche Bank; and

  (b)
  a person who is, on or at any time after the date of this Agreement, a director, officer or employee of Deutsche Bank or an undertaking specified in paragraph (a);

  "EGM Date" means 8 April 2002 (or such later date as the Company and the Managers may agree);

  "Engagement Letter" means the Morgan Stanley Engagement Letter, the Hoare Govett Engagement Letter or the Deutsche Bank Engagement Letter, as the context requires;

  "Enlarged Group" means the Group as enlarged by the Acquisition;

  "Excluded Shareholders" means Overseas Shareholders and US Shareholders, save for any such holder who has before 2.00 p.m. on the Acceptance Date satisfied the Company and the Managers that it is permitted to take up its entitlement to Rights Shares in accordance with an applicable exemption from local securities laws which, in the case of any US Shareholder, shall require, inter alia, the delivery by such shareholder to the Company of a duly signed IAI Letter;

  "Excluded Shareholders' Entitlements" means the rights to subscribe for Rights Shares to which Excluded Shareholders would have been entitled had they been eligible for the Rights Issue;

  "Existing Shares" means the Ordinary Shares in issue at 6.00 p.m. on 1 March 2002;

  "Extraordinary General Meeting" means the extraordinary general meeting of the Company to be convened for the EGM Date pursuant to the notice contained in the Prospectus at which the Resolution is to be proposed, or with the consent of the Managers (such consent not to be unreasonably withheld or delayed), any adjournment of it;

  "FSA Handbook" means the rules of the Financial Services Authority Limited through which the Managers derive their status as an authorised person under the FSMA;

  "FSMA" means the Financial Services and Markets Act 2000 or any successor legislation;

  "Form of Proxy" means the form of proxy in the agreed form for use in connection with the Extraordinary General Meeting;

  "Fully Paid Rights" means fully-paid rights to acquire Rights Shares;

  "Group" means the Company and its subsidiary undertakings from time to time;

  "Group Company" means the Company or any of its subsidiary undertakings from time to time;

  "Hoare Govett Engagement Letter" means the engagement letter from Hoare Govett to the Company dated 1 February 2002 and countersigned by the Company on 12 February 2002;

  "Hoare Govett Relevant Person" means:

  (a)
  an undertaking which is, on or at any time after the date of this Agreement, a holding company or subsidiary or associated company of a holding company of Hoare Govett; and

  (b)
  a person who is, on or at any time after the date of this Agreement, a director, officer or employee of Hoare Govett or an undertaking specified in paragraph (a);

  "IAI Letter" means a letter in substantially the agreed form from an investor as referred to in clause 7.4;

  "Indemnified Matters" means:

  (a)
  the performance by or on behalf of the relevant Manager of its obligations under this Agreement or its Engagement Letter or the provision by or on behalf of the Manager of services to the Company, whether under this Agreement or its Engagement Letter;

  (b)
  the Acquisition or the Rights Issue or Admission;

  (c)
  any actual or alleged breach by the Company of a provision of this Agreement or by a Group Company of a provision of any other agreements entered into by it in connection with the Acquisition or the Rights Issue or Admission;

  (d)
  a fact or circumstance which has caused or will or is likely to cause a Warranty to become untrue, inaccurate or misleading at any time (by reference to the facts or circumstances existing at any time prior to Admission becoming effective);

  (e)
  the publication of any documents relating to the Acquisition or the Rights Issue or Admission in any jurisdiction;

  (f)
  distributing, issuing or approving (including, without limitation, for the purposes of section 21 of the FSMA) any of the Issue Documents or any other materials in connection with the Acquisition, the Rights Issue or Admission, including any financial promotion in any jurisdiction;

  (g)
  the Issue Documents not containing or fairly presenting, or being alleged not to contain or not to fairly present, all information required by statute or by the Listing Rules or otherwise to be contained therein, or any statement contained therein being, or being alleged to be, defamatory of any person, untrue, inaccurate, or incomplete in any respect, misleading or not based on reasonable grounds;

  (h)
  any letter, declaration or report given by a Joint Sponsor or the Joint Sponsors in the Issue Documents being, or being alleged to be, untrue, inaccurate, or incomplete in any respect, misleading or not based on reasonable grounds;

  (i)
  any failure or alleged failure by the Company or any of its agents, employees or advisers to comply with the FSMA, the Act, the Listing Rules, the Standards or any other legal or regulatory requirements in relation to Admission or the arrangements contemplated by the Prospectus or this Agreement; and

  (j)
  the issue of Rights Shares or the crediting of stock accounts in CREST or the despatch of PALs or share certificates (including a failure so to issue, credit or despatch the same, as applicable);

  "Indemnified Person" means Manager(s) and/or Relevant Person(s);

  "Issue Documents" means the Press Announcement, the Prospectus (if applicable, as supplemented by any supplementary prospectus that is published), the Form of Proxy, and the PAL;

  "Joint Sponsors" means Morgan Stanley and Deutsche Bank, and "Joint Sponsor" shall mean either one of them;

  "Listing Rules" means the listing rules made by the UKLA pursuant to section 74 of the FSMA as amended from time to time;

  "London Stock Exchange" means London Stock Exchange plc;

  "Managers" means Morgan Stanley, Deutsche Bank and Hoare Govett, and a "Manager" shall mean any one of them;

  "MTM instruction" means a many-to-many instruction which:

  (a)
  on its settlement has the effect as described in paragraph 4(b)(i) of Part VI of the Prospectus;

  (b)
  has been properly authenticated in accordance with that paragraph; and

  (c)
  contains the information required by that paragraph,

  provided that the Company may in its sole discretion treat an MTM instruction which constitutes a properly authenticated dematerialised instruction (the "first instruction") as not constituting a valid acceptance in accordance with paragraph 4(b)(i) of Part VI of the Prospectus if at the time at which the Receiving Agent receives a properly authenticated dematerialised instruction giving details of the first instruction, the Company or the Receiving Agent is or has been notified by CRESTCo of a matter specified in regulation 35(5)(a) of the Regulations in relation to the first instruction;

  "Morgan Stanley Engagement Letter" means the engagement letter from Morgan Stanley to the Company dated 1 November 2001;

  "Morgan Stanley Relevant Person" means:

  (a)
  any holding company of Morgan Stanley, any subsidiary undertaking of Morgan Stanley or of any such holding company, or any of their respective associates; and

  (b)
  a person who is, on or at any time after the date of this Agreement, a director, officer or employee of Morgan Stanley or an undertaking specified in paragraph (a);

  "Nil Paid Rights" means nil-paid rights to acquire Rights Shares;

  "Official List" means the Official List of the UKLA;

  "Option Agreement" means the put and call option agreement having the same date as this Agreement and made between inter alia the Company and Tchibo Holding Aktiengesellschaft and relating to the outstanding 9.99% of Reemtsma not acquired pursuant to the Acquisition Agreement;

  "Ordinary Shares" means ordinary shares of 10p each in the capital of the Company;

  "Overseas Shareholders" means holders of Ordinary Shares who have registered addresses in Canada, Australia, Japan, the Republic of South Africa and the Republic of Ireland;

  "PAL" means a renounceable provisional allotment letter in the agreed form to be issued by the Company to Qualifying Non-CREST Shareholders, subject to the Rights Issue Terms and Conditions, in respect of their Nil Paid Rights;

  "PAL Posting Date" means the date of the Extraordinary General Meeting;

  "Presentations" means the documents in the agreed form comprising the presentations to be given by the Company to institutional shareholders and/or analysts (as appropriate) prior to the Acceptance Date;

  "Press Announcement" means the press announcement in the agreed form giving details of the Rights Issue and the Acquisition;

  "Profit Estimate" means the profit estimate for the Reemtsma Group for the accounting period ended 31 December 2001 as set out in the Prospectus;

  "Prospectus" means the document in the agreed form addressed to, amongst others, holders of Existing Shares which comprises a prospectus in accordance with the Listing Rules giving details of the Rights Issue and the Acquisition and incorporates a notice convening the Extraordinary General Meeting;

  "Qualifying CREST Shareholders" means Qualifying Shareholders whose Ordinary Shares on the register of members of the Company at the close of business on the Record Date are in uncertificated form;

  "Qualifying Non-CREST Shareholders" means Qualifying Shareholders whose Ordinary Shares on the register of members of the Company at the close of business on the Record Date are in certificated form;

  "Qualifying Shareholders" means holders of Ordinary Shares whose names are on the register of members of the Company at the close of business on the Record Date;

  "Receiving Agent" means Lloyds TSB Registrars;

  "Record Date" means 2 April 2002;

  "Reemtsma" means Reemtsma Cigarettenfabriken GmbH;

  "Reemtsma Group" means Reemtsma and its subsidiaries, associates and investments;

  "Reemtsma Group Company" means Reemtsma or any of its subsidiaries or associates at the date of this Agreement;

  "Registration" means delivery for registration of duplicate copies of the Prospectus or any supplementary prospectus (as the case may be) to the registrar of companies as required by section 83 of the FSMA;

  "Regulations" means the Uncertificated Securities Regulations 2001;

  "Relevant Person" means a Hoare Govett Relevant Person, a Deutsche Bank Relevant Person or a Morgan Stanley Relevant Person, as the context requires;

  "Resolution" means the resolution to be proposed at the Extraordinary General Meeting contained in the notice of meeting set out in the Prospectus;

  "Rights Issue" means the proposed offer of the Rights Shares to Qualifying Shareholders at the Subscription Price on the basis of 2 Rights Shares for every 5 Ordinary Shares held as at close of business on the Record Date, in accordance with the Rights Issue Terms and Conditions;

  "Rights Issue Terms and Conditions" means the terms and conditions of the Rights Issue as set out in Part VI of the Prospectus and the PAL;

  "Rights Shares" means the new Ordinary Shares proposed to be allotted pursuant to the Rights Issue;

  "Securities Act" means the United States Securities Act of 1933, as amended;

  "Standards" means the Admission and Disclosure Standards of the London Stock Exchange from time to time;

  "South African Shareholders" means holders of Ordinary Shares who have registered addresses in the Republic of South Africa;

  "Subscription Price" means 480p per Rights Share;

  "UKLA" means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the FSMA;

  "Underwritten Rights Shares" has the meaning given to it in clause 10.1;

  "United States" means the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia;

  "US Shareholders" means holders of Ordinary Shares who have registered addresses in the United States;

  "Verification Notes" means the verification notes prepared by Ashurst Morris Crisp in connection with the Prospectus for the purpose of substantiating the contents of the Prospectus;

  "Warranty" means a statement contained in schedule 1 and "Warranties" means all those statements; and

  "Working Capital Report" means the report on the consolidated cash flow and working capital projections of the Enlarged Group for the 18 months ending on 27 September 2003.

1.2
In this Agreement, a reference to:
1.2.1
a "subsidiary undertaking" or "parent undertaking" is to be construed in accordance with section 258 of the Act and a "subsidiary" or "holding company" is to be construed in accordance with section 736 of the Act;
1.2.2
an "affiliate" of a person means any other person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such person; "controlling person" means any person who controls any other person; "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect of the power to direct or cause the direction of the management, policies or activities or a person, whether through the ownership of securities, by contract or agency or otherwise and the term "person" includes a partnership;
1.2.3
a document in the "agreed form" is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of each party or in another form as may be agreed by or on behalf of each party;
1.2.4
a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision before the date of this Agreement;
1.2.5	costs includes a reference to costs, charges and expenses of every description;
1.2.6	a "certified copy" is a reference to a document certified by a director or the secretary of the Company or by Ashurst Morris Crisp or Allen & Overy as being a true copy;
1.2.7
"certificated" or "certificated form" in relation to a share or other security is a reference to a share or other security, title to which is recorded in the relevant register of the share or other security as being held in certificated form;
1.2.8
"uncertificated" or "uncertificated form" in relation to a share or other security is a reference to a share or other security, title to which is recorded in the relevant register of the share or other security as being held in uncertificated form, and title to which, by virtue of the Regulations, may be transferred by means of CREST;
1.2.9	a person includes a reference to a body corporate, association or partnership; and
1.2.10	a clause, recital or schedule, unless the context requires otherwise, is a reference to a clause or recital of or a schedule to this Agreement.
1.3
Terms used in clauses 7.4 to 7.7 and in the Warranty in paragraph 9 of schedule 1 have the meanings given to them by Regulation S under the Securities Act.

1.4
The headings in this Agreement do not affect its interpretation.

2.    CONDITIONS

2.1
The Managers' obligations in clauses 9 and 10 are conditional on:

2.1.1	the Company Announcements Office releasing the Press Announcement by 8.30 a.m. on the date of this Agreement;
2.1.2
the UKLA formally approving the Prospectus in accordance with paragraph 5.12 of the Listing Rules and Registration in respect of the Prospectus occurring on the date of this Agreement and before posting of the Prospectus;
2.1.3
all documents specified by the Listing Rules for the purposes of section 98 FSMA having been submitted to and either having been approved for issue, or authorised for issue without approval, by the UKLA, in each case before the relevant document is issued and in any case before Admission;
2.1.4	all documents specified by paragraph 2.4 of Part 2 of the Standards having been submitted to the London Stock Exchange before Admission;
2.1.5	the posting to holders of Existing Shares of the Prospectus and the Form of Proxy in accordance with clause 5.4;
2.1.6	the Company's shareholders passing the Resolution (without material amendment) at the Extraordinary General Meeting;
2.1.7	the provisional allotment of the Rights Shares in accordance with clause 6.1 and the posting of the PALs in accordance with clause 6.3;
2.1.8	none of the Warranties being untrue, inaccurate or misleading in any material respect as at the date of this Agreement and as at the date of Admission;
2.1.9	the Company not being in material breach of any of its obligations under this Agreement on or before Admission to the extent that the same fall to be performed prior to Admission;
2.1.10	the delivery of the documents in accordance with clauses 3.1, 3.2.2 and 3.3;
2.1.11	the Company delivering to each of the Managers a certificate in the form of schedule 2, prior to the posting of any PALs on the PAL Posting Date;
2.1.12
satisfaction of all of the conditions to enable the Nil Paid Rights and the Fully Paid Rights to be admitted as separate participating securities (as defined in the Regulations) in CREST (other than Admission) on or before the PAL Posting Date;
2.1.13
the Acquisition not ceasing to be capable of completion as contemplated by and in accordance with the terms of the Acquisition Agreement prior to Admission and the Acquisition Agreement not being terminated by any party thereto prior to Admission;
2.1.14
the publication of the audited accounts of the Reemtsma Group for the accounting period ended 31 December 2001, including financial and other information which, when re-stated with appropriate adjustments on bases consistent with the bases upon which the Accounts were prepared, is not materially different from that set out in the Profit Estimate, such publication to take place no later than the date on which the Extraordinary General Meeting is held, and the inclusion of such financial and other information in a document distributed prior to the Extraordinary General Meeting to all persons to whom the Prospectus was distributed which document shall, at the discretion of any of the Managers, comprise a supplementary prospectus;
2.1.15
there not having occurred, at any time prior to Admission, any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Prospectus (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement) that is material;

2.1.16	the commitment under the Credit Agreement not having been terminated and the Credit Agreement remaining in full force and effect at all times prior to Admission; and
2.1.17
Admission occurring and becoming effective by 8.30 a.m. on the first Dealing Day after the PAL Posting Date (or such later time and/or date as the Managers and the Company may agree) being not later than 8.00 a.m. on 30 April 2002.
2.2
The Company shall use all reasonable endeavours to ensure the fulfilment of each condition set out in clause 2.1 by the time specified in each case and shall notify each Manager forthwith in the event that the Company or any of the Directors becomes aware that any of the conditions set out in clause 2.1 has become or might reasonably be expected to become incapable of fulfilment by the time stated in such condition or at all.

2.3
The Managers may, in their absolute discretion and upon such terms as they think fit, agree to waive fulfilment of (such waiver to be in writing and signed by each Manager) all or any of the conditions set out in clause 2.1 (except conditions 2.1.6 and 2.1.17) or, with the agreement of the Company, to extend the time for fulfilment of any condition set out in clause 2.1 (such extension to be in writing and signed by each Manager and the Company).

2.4
If a condition set out in clause 2.1 (or as the same shall have been varied pursuant to clause 2.3) (i) has not been fulfilled or waived, or (ii) becomes incapable of being fulfilled and (if capable of waiver), is not waived, in each case on or before the time and date set for its fulfilment (or such later time as each Manager and, if applicable, the Company may agree):
2.4.1	the Company shall withdraw any application made to the UKLA and/or the London Stock Exchange in connection with Admission and make an announcement to this effect to the Company Announcements Office;
2.4.2	the Managers' obligations under this Agreement shall cease and determine immediately;
2.4.3	no party may claim against another party under or in respect of this Agreement except in respect of a breach of its provisions which has occurred prior to such termination;
2.4.4	the Company shall forthwith pay to the Managers the commissions, costs and other sums referred to in clauses 11.1, 11.2 and 11.4; and
2.4.5	clauses 1, 2.4, 11, 14, 15, 16, 17, 21, 22, 23 and 24 remain in force.
2.5
Each Manager agrees, for the sole benefit of the other Managers, that if it proposes to rely upon clause 2.4 or to exercise any discretion or take any action, whether pursuant to any provision of this Agreement or otherwise, which will result in the termination of the Managers' obligations under this Agreement (including for the avoidance of doubt those of the Joint Sponsors acting in their capacities as sponsor), it shall, if practicable, discuss its intentions and consult with the other Managers in advance, with a view to all of the Managers agreeing a common approach in relation to the proposed reliance on clause 2.4, or exercise of the relevant discretion, or taking of the relevant action, as the case may be.

2.6
The Managers agree that it shall be unreasonable for them to withhold their consent to an adjournment or postponement of the Extraordinary General Meeting to any date prior to 30 April 2002, where the Company proposes such adjournment or postponement either (i) on the basis that there has been a delay in the release of the audited accounts of the Reemtsma Group for the accounting period ended 31 December 2001, or (ii) on the basis that the timing of the Extraordinary General Meeting does not allow sufficient time to distribute a document in relation to such accounts (as referred to in clause 2.1.14) before the Extraordinary General Meeting is held.

3.    DELIVERY OF DOCUMENTS

3.1
Save to the extent that the same have been delivered to the Joint Sponsors prior to the date of this Agreement, forthwith after execution of this Agreement and in any event prior to the issue of the Press Announcement, the Company shall deliver or procure that there are delivered three of each of the following documents to the Joint Sponsors (on behalf of the Managers):
3.1.1	the Press Announcement;
3.1.2	a copy of the Form of Proxy;
3.1.3	a copy of the Presentations;
3.1.4	a copy of the Working Capital Report on the Enlarged Group signed by or on behalf of each Director;
3.1.5
a copy of PricewaterhouseCoopers' report on Reemtsma as set out in the Prospectus and a copy of the long-form PricewaterhouseCoopers' report from which it is derived, each signed on behalf of PricewaterhouseCoopers;
3.1.6	a copy of the PricewaterhouseCoopers' long form report on the Reemtsma Profit Estimate;
3.1.7	letters from PricewaterhouseCoopers to the Joint Sponsors and the Company or to the Managers and the Company (as the case may be):
    (a)
    reporting on the Working Capital Report;

    (b)
    confirming the financial information contained in, and reporting on no significant change statements in the Prospectus;

    (c)
    consenting to the issue of the Prospectus with the inclusion of their letters and reports and the references to their name in the form and context in which they appear;

    (d)
    providing information with regard to certain procedures and findings in a manner commonly referred to as a comfort letter rendered in accordance with SAS 72;

    (e)
    reporting on the Profit Estimate; and

    (f)
    giving comfort on the taxation section in the Prospectus.
3.1.8
a certified copy of the signed minutes of the meeting of the board of directors of the Company (or a duly constituted and authorised committee of the board, in which case accompanied by the minutes of the board of directors constituting such committee) approving, inter alia:
    (a)
    the form and execution of this Agreement;

    (b)
    the form and execution of the Acquisition Agreement and the Option Agreement;

    (c)
    the form and release of the Issue Documents; and

    (d)
    the making of applications for Admission.
3.1.9	a certified copy of a responsibility letter in the agreed form from each Director confirming his acceptance of responsibility for the Prospectus;
3.1.10	a certified copy of a power of attorney in the agreed form from each Director;
3.1.11	a certified copy of the letter from the Directors to the UKLA required by paragraph 5.5 of the Listing Rules;
3.1.12	a certified copy of the application to the UKLA for Admission to Listing (Schedule 3A);

3.1.13	a certified copy of the application to the London Stock Exchange for Admission to Trading (Form 1);
3.1.14	a certified copy of the Acquisition Agreement and the Option Agreement;
3.1.15	certified copies of the Credit Agreement and the Bridge Facility;
3.1.16	certified copies of the undertakings from each of the Directors in respect of their Committed Rights Shares;
3.1.17	the Comfort Letters signed by the relevant persons;
3.1.18	a letter from the Company confirming the matters referred to in paragraphs 2.12 and 2.13 of the Listing Rules;
3.1.19
a letter from the Company in relation to the adequacy of the working capital available to the Enlarged Group, together with confirmations from each of the facility providers referred to in the Working Capital Report;
3.1.20	a letter from the Company in relation to extraction of financial information in the Prospectus;
3.1.21	a letter from the Company in relation to financial and trading position of the Company and Reemtsma;
3.1.22	the Verification Notes signed by or on behalf of each Director and copies of the annexures to or material referred to in the Verification Notes;
3.1.23	a certified copy of the security application forms in respect of each of the Nil Paid Rights and the Fully Paid Rights;
3.1.24
an undated letter in the agreed form from the Company to CRESTCo confirming that each condition to enable the Nil Paid Rights and the Fully Paid Rights to be admitted as separate participating securities (as defined in the Regulations) in CREST has been satisfied;
3.1.25	a signed opinion of Allen & Overy, in their role as US counsel to the Company, dated the date of this Agreement in the agreed form;
3.1.26	a signed opinion of Weil Gotshal & Manges, US counsel to the Company, dated the date of this Agreement in the agreed form; and
3.1.27	letters from the Company to each of the Managers giving instructions as to payment of funds.
3.2
On the date of this Agreement and before the posting of the Prospectus and/or the Form of Proxy to any holder of Existing Shares:
3.2.1	each of the Joint Sponsors shall prepare and deliver (or procure to be prepared and delivered) to the Company:
    (a)
    a copy of its declaration to the UKLA in the form of Schedule 4A to the Listing Rules; and

    (b)
    a copy of its letter to the UKLA referred to in paragraph 2.18 of the Listing Rules; and
3.2.2
the Company shall give to each of the Joint Sponsors a copy of the Prospectus with evidence of approval by the UKLA in accordance with the FSMA and evidence of Registration in respect of the Prospectus.

3.3
Immediately prior to the posting of the PALs in accordance with clause 5.4, the Company shall deliver 3 copies of the following documents to the Joint Sponsors (on behalf of the Managers):
3.3.1	certified copies of the resolutions of the Board (or committee thereof, as the case may be) referred to in clause 6.1;
3.3.2	a certified copy of the duly passed Resolution;
3.3.3	a certificate signed by a Director in the form set out in schedule 2;
3.3.4	bring-down opinion of Weil Gotshal & Manges, US counsel to the Company, in the agreed form, dated the PAL Posting Date;
3.3.5
bring-down letters from each of PricewaterhouseCoopers, Ashurst Morris Crisp and Allen & Overy in respect of the Comfort Letters and from the Company regarding the matters referred to in paragraph 2.12 of the Listing Rules;
3.3.6	bring-down UK and US comfort letters from PricewaterhouseCoopers, in the agreed form;
3.3.7	certified copy of CREST enablement letter confirming that the conditions for admission of the Nil Paid Rights and Fully Paid Rights to CREST are satisfied; and
3.3.8	a letter to the Managers authorising the letter referred to in clause 3.1.22 to be delivered to CRESTCo immediately upon Admission.
3.4
Immediately after Admission becomes effective, Hoare Govett shall date the letter referred to in clause 3.1.24 and deliver it to CRESTCo.

4.    APPOINTMENTS

4.1
The Company confirms its appointment of each of the Joint Sponsors as joint sponsors in connection with the proposed Admission of the Rights Shares.

4.2
The Company confirms that the appointments in clause 4.1 confer on each of the Joint Sponsors all powers, authorities and discretions which are necessary for, or incidental to, the performance of its functions as sponsor. The Company will ratify all action which a Joint Sponsor takes pursuant to those appointments.

4.3
The Company acknowledges that the Joint Sponsors' responsibilities as sponsor pursuant to the Listing Rules are owed solely to the UKLA and that agreeing to act as sponsor does not of itself extend any duties or obligations to any one else, including the Company.

4.4
The Company confirms the appointment of each of the Managers as joint managers and underwriters for the purposes of co-ordinating and underwriting the Rights Issue on the terms and in the manner described in the Issue Documents and upon and subject to the terms and conditions set out in this Agreement.

4.5
The Company confirms that the appointments in clause 4.4 confer on each of the Managers all powers, authorities and discretions which are necessary for, or incidental to, the performance of its functions pursuant to that clause. The Company will ratify all actions which any of the Managers takes pursuant to those appointments as referred to in clause 4.4.

5.    PRESS ANNOUNCEMENT AND APPLICATIONS FOR ADMISSION

5.1
The Company hereby authorises and requests the Joint Sponsors to release the Press Announcement to the Company Announcements Office and to the press as soon as reasonably practicable.

5.2
The Company confirms that it has made application (within the meaning of and for the purposes of the Listing Rules) to the UKLA for Admission to Listing and to the London Stock Exchange for Admission to Trading. The Company will, in conjunction with the Joint Sponsors, use all reasonable endeavours (i) to obtain the grant of Admission (subject only to the allotment of the Rights Shares) by not later than the close of business on the date of the passing of the Resolution at the Extraordinary General Meeting and (ii) to procure that Admission becomes effective by not later than 8.30 a.m. on the first Dealing Day following the date of the passing of the Resolution at the Extraordinary General Meeting.

5.3
As soon as practicable after 8.00 a.m. on the date of this Agreement, and subject to the approval of the Prospectus by the UKLA in accordance with the Listing Rules:
5.3.1	the Company shall procure Registration of the Prospectus; and
5.3.2	the Company shall make available copies of the Prospectus in accordance with the Listing Rules.
5.4
Subject to compliance by the Company with the provisions of clause 5.3.1 the Company shall procure that the posting of the Prospectus and the Form of Proxy to holders of Existing Shares (other than US Shareholders and Overseas Shareholders) shall commence on the date of this Agreement and that the posting thereof to all such holders of Existing Shares shall have been completed by close of business on the following day.

5.5
The Company shall provide or procure the provision of all information and execute or procure the execution of all documents, give such undertakings, pay all fees and do or procure to be done all acts or things:
5.5.1	requested by or necessary to comply with the requirements of the UKLA or the London Stock Exchange for the purpose of the grant of Admission to Listing and Admission to Trading respectively;
5.5.2	to enable each of the Nil Paid Rights and the Fully Paid Rights to be admitted as a separate participating security (as defined in the Regulations) in CREST; and
5.5.3	as may be reasonably required by either of the Joint Sponsors to enable it to discharge its obligations under this Agreement or pursuant to or in connection with Admission,

  and to comply fully with the Act, FSMA, the Listing Rules and the Standards in connection with the matters contemplated by this Agreement.

6.    PROVISIONAL ALLOTMENT

6.1
Subject to (i) the Prospectus having been approved by the UKLA as a prospectus, (ii) the UKLA having agreed to admit the Rights Shares to the Official List and the London Stock Exchange having agreed to admit the Rights Shares to trading on its market for listed securities (both subject only to the allotment of the Rights Shares), (iii) the passing of the Resolution at the Extraordinary General Meeting, and (iv) the admission of each of the Nil Paid Rights and the Fully Paid Rights as a separate participating security in CREST (subject only to the allotment of the Rights Shares and Admission), forthwith after the passing of the Resolution, the Company shall procure that by resolutions of the board of directors of the Company (or a duly constituted and authorised committee of the board):
6.1.1
Rights Shares are provisionally allotted (nil paid), on the terms of, and subject to the conditions set out in, the memorandum and articles of association of the Company, the Prospectus and (if applicable) the PAL, to Qualifying Shareholders for subscription at the Subscription Price in the proportion of 2 Rights Shares for every 5 Ordinary Shares registered in the name of that Qualifying Shareholder at the close of business on the Record Date, except that fractions of Rights Shares shall not be provisionally allotted to such Qualifying Shareholders and their entitlements shall be rounded down to the nearest whole number; and
6.1.2	Rights Shares representing the aggregate of fractions of Rights Shares are provisionally allotted (nil paid) to Hoare Govett or its nominee.
6.2
The Rights Shares referred to in clause 6.1.2 shall be dealt with in accordance with clause 8.

6.3
Subject to the provisions of this Agreement (including, but not limited to, clause 7), the Company shall procure that PALs are despatched to Qualifying Non-CREST Shareholders by the close of business on the PAL Posting Date, except that PALs shall not be despatched to any such shareholders holding fewer than 3 Ordinary Shares.

6.4
Subject to the provisions of this Agreement (including, but not limited to, clause 7), the Company shall procure that the Receiving Agent instructs CRESTCo to credit the stock accounts in CREST of Qualifying CREST Shareholders with their entitlements to Nil Paid Rights so that those stock accounts are credited at 8.00 a.m. on the Dealing Day after the PAL Posting Date.

6.5
The Company agrees that it shall only exercise its right, set out in paragraph 4(a) of Part VI of the Prospectus, to allot and issue Nil Paid Rights, Fully Paid Rights or Rights Shares to CREST Shareholders in certificated form if it has first obtained written consent from each of the Managers to do so, which consent shall be (i) given by each of the Managers if there is an interruption, failure or breakdown of CREST (or any part of CREST) or on the part of the facilities or systems operated by Lloyds TSB Registrars in connection with CREST and (ii) otherwise, not unreasonably withheld or delayed.

7.    OVERSEAS SHAREHOLDERS

7.1
The Managers shall not send a Prospectus (including a supplementary prospectus), and the Company shall procure that no Prospectus (including a supplementary prospectus) is sent, to a US Shareholder unless (i) such holder has satisfied the Managers and the Company prior to 2.00 p.m. on the Acceptance Date that it may take up its entitlement to Rights Shares in accordance with an applicable exemption from local securities laws and (ii) a copy of the Company's Annual Report on Form 20-F for the fiscal year ended 29 September 2001 accompanies the Prospectus sent to each such holder.

7.2
The Managers shall not send a PAL, and the Company shall procure that no PAL is sent, to an Overseas Shareholder or US Shareholder and the Company shall procure that no Nil Paid Rights are credited to the stock accounts in CREST of an Overseas Shareholder or US Shareholder unless, in any case, such holder has satisfied the Managers and the Company prior to 2.00 p.m. on the Acceptance Date that it may take up its entitlement to Rights Shares in accordance with an applicable exemption from local securities laws.

7.3
Each of the parties acknowledges and agrees that offers and sales of the PALs and the Rights Shares will be made as described in the Prospectus and any amendment or supplement thereto and in accordance with the terms of this Agreement.

7.4
Each of the parties acknowledges and agrees (for itself and on behalf of its affiliates and persons acting on its behalf (including, in the case of Hoare Govett, each sub-underwriter procured by it)) that the PALs and the Rights Shares (including any Rights Shares not taken up) have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, a US person within the meaning of Regulation S under the Securities Act ("Regulation S") except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, including to a limited number of institutional "accredited investors" ("Institutional Accredited Investors") within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and pursuant to the procedures established for the Rights Issue, including receipt of appropriate letters from investors, set out in the Rights Issue Terms and Conditions, and procedures and documentation established to enable the Rights Issue to qualify for exemption from registration under the Securities Act.

7.5
Each of the parties represents, warrants and agrees that:
7.5.1
neither it, its affiliates nor any persons acting on its or their behalf (including, in the case of Hoare Govett, any sub-underwriter procured by it) have engaged or will engage in any "directed selling efforts" within the meaning of Regulation S with respect to the PALs and Rights Shares (including any Rights Shares not taken up); and
7.5.2
it, its affiliates, and any persons acting on its or their behalf (including, in the case of Hoare Govett, any sub-underwriter procured by it) have not solicited and will not solicit any offer to buy, or offer to sell, any PAL or Rights Shares (including any Rights Shares not taken up) by means of any form of general solicitation or general advertising in the United States within the meaning of Rule 502(c) under the Securities Act.
7.6
With respect to any Rights Shares, each of the Managers represents, warrants and agrees that:
7.6.1
it has not offered or sold and will not offer or sell any Rights Shares within the United States or to, or for the account or benefit of, a US person, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act to a limited number of Institutional Accredited Investors and pursuant to the procedures established for the offering of any such Rights Shares, including receipt of appropriate letters from investors, and procedures and documentation established to enable such offering to qualify for exemption from registration under the Securities Act;
7.6.2
neither it, its affiliates nor any persons acting on its or their behalf have engaged or will engage in any "directed selling efforts" within the meaning of Regulations S with respect to the Rights Shares; and
7.6.3
it, its affiliates, and any persons acting on its or their behalf have not solicited and will not solicit any offer to buy, or offer to sell, any Rights Shares by means of any form of general solicitation or general advertising in the United States within the meaning of Rule 502(c) under the Securities Act.

7.7
The Company shall use all reasonable endeavours to ensure that any Rights Shares delivered to subscribers in the United States are in certificated form and the Company's registrars shall attach the following legend to each of the certificates for, or other written evidence of, the Rights Shares:

  "THESE ORDINARY SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY OTHER APPLICABLE SECURITIES LAW. BY ITS ACCEPTANCE OF THE ORDINARY SHARES THE PURCHASER REPRESENTS THAT IT IS AN INSTITUTIONAL ACCREDITED INVESTOR AS THAT TERM IS DEFINED IN RULE 501(a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

  A RESALE IN ACCORDANCE WITH RULE 904 MAY INCLUDE A TRANSACTION WHERE NO DIRECTED SELLING EFFORTS ARE MADE IN THE UNITED STATES, THE OFFER IS NOT MADE TO A PERSON IN THE UNITED STATES AND EITHER (I) AT THE TIME THE BUY ORDER IS ORIGINATED, THE BUYER IS OUTSIDE THE UNITED STATES, OR THE SELLER AND ANY PERSON ACTING ON ITS BEHALF REASONABLY BELIEVE THAT THE BUYER IS OUTSIDE THE UNITED STATES, OR (II) THE TRANSACTION IS EXECUTED IN, OR THROUGH THE FACILITIES OF THE LONDON STOCK EXCHANGE AND NEITHER THE SELLER NOR ANY PERSON ACTING ON ITS BEHALF KNOWS THAT THE TRANSACTION HAS BEEN PRE-ARRANGED WITH A BUYER IN THE UNITED STATES".

7.8
Each Manager confirms to the Company that in connection with the Rights Issue:
7.8.1
it has not knowingly offered any Nil Paid Rights, Fully Paid Rights or Rights Shares for subscription or purchase or knowingly issued any invitation to subscribe for or buy any Nil Paid Rights, Fully Paid Rights or Rights Shares and will not knowingly offer any Nil Paid Rights, Fully Paid Rights or Rights Shares for subscription or purchase or knowingly issue any invitation to subscribe for or buy any Nil Paid Rights, Fully Paid Rights or Rights Shares;
7.8.2	it has not knowingly sold or delivered, and will not knowingly sell or deliver, any Nil Paid Rights, Fully Paid Rights or Rights Shares; and
7.8.3
it has not knowingly distributed, and will not knowingly distribute any offering circular, prospectus, advertisement, or other offering material in relation to the Nil Paid Rights, Fully Paid Rights or Rights Shares,

  in each case either directly or indirectly in Canada, Australia, Japan, the Republic of Ireland or the Republic of South Africa or to any person whom it knows to be a resident of Canada, Australia, Japan, the Republic of Ireland or the Republic of South Africa, (including corporations and other entities organised under the laws of Canada, Australia, Japan, the Republic of Ireland or the Republic of South Africa but not including a permanent establishment of any such corporation or entity located outside Canada, Australia, Japan, the Republic of Ireland or the Republic of South Africa).

7.9
The Company shall procure that any PALs to be sent to South African Shareholders are non-renounceable and shall procure that PALs that have been modified accordingly are posted to any South African Shareholders who are not Excluded Shareholders (whether their shares are held in certificated or uncertificated form). The Company shall ensure that no Nil Paid Rights are credited to the stock accounts in CREST of South African Shareholders.

8.    SALE OF CERTAIN RIGHTS TO SUBSCRIBE

8.1
Immediately following the close of business on the Dealing Day prior to the PAL Posting Date, the Company shall inform each of the Managers of the number of Rights Shares provisionally allotted to Hoare Govett or its nominee representing the aggregate of fractional entitlements. Hoare Govett shall, as agent for the Company, as soon as practicable after dealings in the Nil Paid Rights commence (and in any event by 10.30 a.m. on the Acceptance Date), use its reasonable endeavours to procure that all or as many as is reasonably practicable of those Nil Paid Rights are sold through the London Stock Exchange at a premium in excess of the expenses of sale (including, without limitation, any related value added tax).

8.2
Hoare Govett shall by not later than the second Dealing Day after the date upon which the sales pursuant to clause 8.1 have taken place (or, if later, the Acceptance Date) inform the Company and the Receiving Agent of the number of Rights Shares to be issued to buyers procured pursuant to clause 8.1 (and specifying the number requested to be issued in certificated form and the number requested to be issued in uncertificated form). As soon as reasonably practicable after Hoare Govett shall have so notified the Company:
8.2.1
the Company shall deliver to Hoare Govett, or as it shall direct, nil-paid split PALs in respect of those Rights Shares so sold which purchasers have requested to receive in certificated form, in the names and denominations required by it; and
8.2.2
the Company shall procure that the Receiving Agent instructs CRESTCo to credit the stock accounts in CREST (notified by Hoare Govett) with the number of Nil Paid Rights that it requires in respect of those Rights Shares so sold which purchasers have requested to receive in uncertificated form, and after the Company has complied with its obligations in clauses 8.2.1 and 8.2.2, Hoare Govett shall forthwith account to the Receiving Agent for the net proceeds of sale of those Nil Paid Rights that have been sold and the Company shall ensure that the net proceeds of sale are dealt with in accordance with clause 8.3.

8.3
It shall be a term of each sale referred to in clause 8.1 that the proceeds of sale shall be paid to and retained for the benefit of the Company.

8.4
Hoare Govett shall have absolute discretion to procure such purchasers of Nil Paid Rights as they think fit and to determine the number of Nil Paid Rights which each such purchaser acquires.

8.5
If the Nil Paid Rights referred to in clause 8.1 have not been sold before 10.30 a.m. on the Acceptance Date, they shall be dealt with in accordance with clauses 9 and 10. Any net proceeds of subscription in respect of such Nil Paid Rights receivable by Hoare Govett pursuant to clause 9.6 will be paid to the Receiving Agent and will be treated as if they were net proceeds of sale for the purposes of clause 8.3.

9.    RIGHTS SHARES NOT TAKEN UP

9.1
For the purposes of this Agreement, Rights Shares are "taken up" for the purposes of this Agreement if and to the extent that one of the events set out in schedule 3 has occurred. If the Receiving Agent, having consulted with the Managers and the Company and having taken into account their comments and requests, has, by 10.30 a.m. on the Acceptance Date, determined pursuant to procedures maintained under the Money Laundering Regulations 1993 that evidence as to identity satisfactory to it has not been received in respect of any Rights Shares which would otherwise be treated as taken up in accordance with this Agreement and that such evidence is unlikely to be forthcoming within a reasonable period of time, such Rights Shares will be deemed not to be taken up.

9.2
In relation to each of the Rights Shares which have been taken up, the Managers' obligations under clauses 9.6 and 10 cease (even if subsequently in respect of any of those Rights Shares a cheque or other remittance is dishonoured, a PAL is rejected, an MTM instruction fails to settle or an alternative instruction accepted by the Company pursuant to the Rights Issue Terms and Conditions fails to settle). If all Rights Shares are taken up, the Managers obligations pursuant to this clause 9 and clause 10 shall terminate.

9.3
The Company shall from time to time at the request of any Manager keep each of the Managers informed of the number of Rights Shares which have been taken up. If, by 10.30 a.m. on the Acceptance Date (or as otherwise provided in the Rights Issue Terms and Conditions) any of the Rights Shares have not been taken up, the provisional allotment of those Rights Shares is deemed to have been declined and will lapse. The Company shall then, as soon as possible but in any event by 8.30 a.m. on the first Dealing Day after the Acceptance Date, procure that each of the Managers is notified in writing of the number of Rights Shares not so taken up.

9.4
The Company undertakes to each Manager that in connection with its rights and discretions under the Rights Issue Terms and Conditions including, without limitation, its right (i) to accept PALs lodged for acceptance after 10.30 a.m. on the Acceptance Date (in accordance with Part VI of the Prospectus), and (ii) to reject an acceptance constituted by an MTM instruction (in accordance with Part VI of the Prospectus), it shall (subject to, if relevant, the agreement of the Managers pursuant to paragraph 2 or 3(f) of schedule 3, or subject otherwise to the advice of the Managers and its own legal advisers) exercise its discretion in connection with such rights so as to minimise the number of Rights Shares not so taken up.

9.5
The Managers and the Company shall consult as to whether the Company Announcements Office should be notified of the number of any Rights Shares not taken up before Hoare Govett begins to procure subscribers for those Rights Shares pursuant to clause 9.6. Consultation under this clause does not prevent any of the Managers from making its own announcement to the Company Announcements Office in respect of the number of such Rights Shares not taken up without the prior agreement of the Company, provided that such announcement is made to prevent or avoid a breach of section 397 of the FSMA.

9.6
Hoare Govett shall, as agent for the Company, subject to the Company complying with its obligations under clauses 9.3 to 9.5 to consult with and/or notify the Managers, use its reasonable endeavours to procure subscribers as soon as possible and in any event by 3.00 p.m. on the second Dealing Day after the Acceptance Date, for all or as many as is reasonably practicable of the Rights Shares not taken up, if a premium over the aggregate of the Subscription Price and the expenses of procuring those subscribers (including, without limitation, any related value added tax) can be obtained. It will be a term of any such subscription that if a premium over the aggregate of the Subscription Price and the expenses of procuring those subscribers (including, without limitation, any related value added tax) can be obtained, the net proceeds shall be dealt with in accordance with clause 9.9. Hoare Govett is not obliged to procure subscribers pursuant to this clause 9.6 if, at any time after 10.30 a.m. on the Acceptance Date, in its opinion, there is no reasonable likelihood that any subscribers can be procured on that basis by 3.00 p.m. on the second Dealing Day after the Acceptance Date.

9.7
Immediately after Hoare Govett notifies the Company that subscribers have been procured pursuant to clause 9.6 the Company shall:
9.7.1	allot the Rights Shares which have not been taken up and for which subscribers have been procured, in the names and in the denominations required by Hoare Govett;
9.7.2
deliver to Hoare Govett or procure the delivery to Hoare Govett of duly receipted fully-paid split PALs for the Rights Shares so subscribed which are to be issued in certificated form, in the names and denominations required by Hoare Govett; and
9.7.3
procure that the Receiving Agent instructs CRESTCo to credit the stock accounts in CREST (notified by Hoare Govett) with the number of Fully Paid Rights that Hoare Govett requires, in respect of the Rights Shares so subscribed that are to be issued in uncertificated form.
9.8
Against compliance by the Company with its obligations pursuant to clause 9.7, Hoare Govett shall as soon as practicable after receipt of the relevant monies but in any event by 3.00 p.m. on the fifth Dealing Day after the Acceptance Date account to the Company (or to the Receiving Agent on its behalf) for the net proceeds received from those subscribers. The parties acknowledge that where payment is made by any such subscriber by means of the RTGS payment mechanism (as defined in the CREST Manual), the creation of an RTGS settlement bank payment obligation in sterling in favour of the Receiving Agent's RTGS settlement bank in respect of the subscription monies from such subscriber shall discharge any obligation of the Managers to account for such monies to the Company or the Receiving Agent on its behalf.

9.9
That part of the net proceeds representing the Subscription Price for the relevant Rights Shares subscribed pursuant to clause 9.6 will belong to and be paid to the Company and the Company shall procure that the Receiving Agent will pay the balance (without interest):
9.9.1	if the Nil Paid Rights were, at the time of their lapsing, represented by a PAL, to the person whose name and address appears on page 1 of the PAL;
9.9.2	if the Nil Paid Rights were, at the time of their lapsing, in uncertificated form, to the person registered as the holder of those Nil Paid Rights at the time of their disablement in CREST; and
9.9.3	in the case of Rights Shares attributable to Excluded Shareholders, to such Excluded Shareholders pro rata to their lapsed entitlements.
9.10
The Company shall procure that the Company Announcements Office be notified in accordance with paragraph 4.20(b) of the Listing Rules.

9.11
The Managers may receive or retain, and allow its other agents to receive or retain any commission or brokerages paid in connection with the transactions contemplated pursuant to clauses 8, 9 or 10 and are not liable to account for any benefit or advantage derived from the transaction.

9.12
If the parties decide to extend the time for settlement of MTM instructions as referred to in the Rights Issue Terms and Conditions, the Company shall immediately request that CRESTCo does not disable the Nil Paid Rights until the end of that extension.

10.  UNDERWRITING

10.1
On the terms, subject to the conditions and on the basis of the information contained in the Issue Documents (except as regards the time for acceptance and payment) and in reliance on the Warranties, Hoare Govett shall, as agent for the Company, procure subscribers for any of the Rights Shares (other than Committed Rights Shares) which are not taken up and not subscribed for pursuant to clause 9 (and which are notified to them in accordance with clause 9.3), (the "Underwritten Rights Shares") or, failing which, the Managers shall themselves as principal subscribe for the Underwritten Rights Shares. The obligations of the Managers under this clause 10 are separate obligations, each Manager being responsible only to subscribe for its proportionate share of the total number of Underwritten Rights Shares as follows:

Hoare Govett Limited	70%
Morgan Stanley & Co. International Limited	15%
Deutsche Bank AG London	15%	,

  and, for the avoidance of doubt, none of the Managers shall have any liability or obligation in respect of any default by any other Manager.

10.2
By 3.00 p.m. on the fifth Dealing Day after the Acceptance Date, Hoare Govett shall account to the Company (or to its order) for the aggregate Subscription Price for those Rights Shares for which it has procured subscribers under clause 10.1, and each of the Managers shall account to the Company (or to its order) for the aggregate Subscription Price for those Rights Shares subscribed by it, in each case against:
10.2.1
delivery to it, or as it may direct, of duly receipted fully-paid PALs for the Rights Shares so subscribed which are to be issued in certificated form, in the names and denominations required by it; and/or
10.2.2
credit to its or its nominee's (as it may direct) stock account in CREST of the Fully Paid Rights required by it in respect of the Rights Shares so subscribed that are to be issued in uncertificated form.
10.3
If a Manager or a sub-underwriter subscribes for Rights Shares pursuant to clause 10.1, it has, in addition to any other rights and remedies it may have, the rights and remedies of a person acquiring Fully Paid Rights or Rights Shares on the basis of the Issue Documents.

11.  COMMISSIONS AND COSTS

11.1
Each of the Managers shall be entitled to be paid by the Company all fees and expenses on the basis previously agreed with the Company in its Engagement Letter.

11.2
In addition, in consideration of that Manager's obligations under this Agreement, the Company shall pay to each of the Managers (with all value added tax payable on these amounts):
11.2.1
a commission of 1/2% on the aggregate amount of the relevant Manager's commitment under this Agreement at the Subscription Price for the first 30 days of the relevant Manager's commitment, being the period from (and including) the date of this Agreement to (and including) the date falling 30 days from and including the date of this Agreement; and
11.2.2
a commission of 1/8% on the aggregate amount of the relevant Manager's commitment under this Agreement at the Subscription Price in respect of each period of seven days or part thereof after the first 30 days of the relevant Manager's commitment, from (and including) the date falling 31 days from and including the date of this Agreement up to and including the earlier of (a) the second Dealing Day after the Acceptance Date, and (b) the date on which the obligations of the relevant Manager under this Agreement cease;

  and out of the total commission received by the Managers under this Agreement the Managers shall pay sub-underwriting commissions with all value added tax (if any) payable on those amounts. For the avoidance of doubt, the commitments of each Manager under this Agreement shall be as follows:

Hoare Govett Limited	70% × A
Morgan Stanley and Co. International Limited	15% × A
Deutsche Bank AG London	15% × A	,

  where "A" is equal to the total number of Rights Shares less the total number of Committed Rights Shares.

11.3
The Company authorises Hoare Govett to deduct the commissions referred to in clause 11.2 and any other sums due to the Managers under clause 11.4 together with value added tax (if any) from the amounts payable to the Company or to its order under clause 9, 10 or otherwise under this Agreement. If those amounts are insufficient, the Company shall pay such commissions and any other sums due to the Managers under clause 11.4 together with value added tax (if any) to the Managers on or before the fifth Dealing Day after the Acceptance Date. The commissions and any other sums due to the Managers under clause 11.4 together with value added tax (if any) are payable whether or not the Managers (or Hoare Govett as the case may be) are required under this Agreement to procure subscribers or themselves subscribe for, any of the Rights Shares pursuant to clause 10.

11.4
The Company shall pay all other costs relating to this Agreement and the Rights Issue including, without limitation, any fees agreed between the Company and any of the Managers, the London Stock Exchange and UKLA admission and listing fees, stamp duty and stamp duty reserve tax, printing costs, posting, registrar's and Receiving Agent's fees and the Company's legal, accountancy and registration costs, the Managers' reasonable legal costs and all related value added tax.

11.5
If in accordance with this Agreement the Company reimburses a Manager in respect of any item, the Company shall also pay to that Manager in respect of value added tax:
11.5.1
if the reimbursement constitutes part of the consideration for a supply of goods or services by that Manager, an amount equal to any value added tax charged to the Manager on the item in respect of which that Manager certifies in good faith that it is unable to take credit or make recovery (the certificate to be conclusive in the absence of manifest error) and the amount of value added tax for which that Manager is properly liable in respect of the supply by it to the Company; and

11.5.2	if the reimbursement is for costs incurred by that Manager as agent of the Company, any value added tax charged on the item.

12.  WARRANTIES AND TERMINATION

12.1
The Company warrants to each Manager that, save to the extent fairly disclosed in the Prospectus, each Warranty is true, accurate and not misleading at the date of this Agreement. To the extent that any Warranty (other than those Warranties set out in paragraphs 1.1 and 1.2 (except 1.2.4) of schedule 1), relates to Reemtsma and/or any Reemtsma Group Company, it shall be given on the basis that it is qualified to the best of the knowledge and belief of the Company (as such concept is defined in clause 12.11).

12.2
The Company acknowledges that each Manager is entering into this Agreement in reliance on each Warranty.

12.3
Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

12.4
Except to the extent necessary to implement this Agreement, the Company shall not knowingly do, or omit to do, anything which would or might be reasonably expected to cause a Warranty to become untrue, inaccurate or misleading at any time (by reference to the facts or circumstances existing at that time) before Admission becomes effective.

12.5
The Company shall notify each Manager forthwith if it becomes aware of a fact or circumstance which constituted a breach of clause 12.1 or has caused or might reasonably be expected to cause a Warranty to become untrue, inaccurate or misleading at any time (by reference to the facts or circumstances existing at that time) before Admission becomes effective.

12.6
Any Manager may by notice to the Company terminate the obligations of all of the Managers under this Agreement (including the sponsorship obligations of the Joint Sponsors) if, at any time after the date of this Agreement and before Admission becomes effective, that Manager is of the reasonable opinion (acting in good faith and whether after the Company's notification under clause 12.5 or otherwise) that:
12.6.1
(i) any of the Warranties was untrue, inaccurate or misleading in any material respect when made and/or (ii) any of the Warranties have ceased to be true and accurate in any material respect or have become misleading in any material respect by reference in each case to the facts and circumstances subsisting at the relevant time; and/or (iii) there is a fact or circumstance which might reasonably be expected to have the result set out in (ii), and, for the avoidance of doubt, the publication of a supplementary prospectus (or the intention to publish, or the possibility of publishing, a supplementary prospectus) shall not be relevant to the assessment of whether or not this clause 12.6.1 applies; or
12.6.2
the Company is in breach of any provision of this Agreement (other than a breach of a Warranty) and has failed to comply within a reasonable time with a Manager's request to remedy the breach or is not otherwise able to comply with its obligations under this Agreement or otherwise relating to Admission, in each case which is material.

12.7
References in clause 12.6 and in clause 2.1.8 to a Warranty being (or not being) true and accurate or not being (or being) misleading "in any material respect" shall mean material and adverse in the context of the Rights Issue or the underwriting of the Rights Shares such that in the reasonable opinion of the relevant Manager, acting in good faith, (i) the relevant event or breach will, or is reasonably likely adversely to prejudice the Rights Issue; or (ii) singly or together with any other such event or breach, it makes it impracticable or inadvisable to proceed with the Rights Issue or delivery of the relevant Rights Shares on the terms and in the manner contemplated in the Prospectus; or (iii) the relevant event or breach will, or is reasonably likely to, materially or adversely affect dealings in the Nil Paid Rights or in the Ordinary Shares in the secondary market. In clause 12.6, clause 2.1.9, clause 2.1.14 and clause 2.1.15, in relation to references to a matter which would or might be "material" or "materially" different, a matter shall, without limitation, be deemed to be so material if, in the reasonable opinion of the relevant Manager, acting in good faith (i) it is, or is reasonably likely to be, material and adverse in connection with the Rights Issue (and/or for the purposes only of clause 2.1.14, the Acquisition); or (ii) singly or together with any other matter, it makes it impracticable or inadvisable to proceed with the Rights Issue or delivery of the relevant Rights Shares on the terms and in the manner contemplated in the Prospectus (and/or, for the purposes only of clause 2.1.14, to proceed with the Acquisition on the terms of the Acquisition Agreement); or (iii) it would have been material for disclosure to potential sub-underwriters or other subscribers for Rights Shares had such matter existed when sub-underwriters or other subscribers were sought for the Rights Shares; or (iv) it is or is reasonably likely materially or adversely to affect dealings in the Nil Paid Rights or in the Ordinary Shares in the secondary market.

12.8
Either of the Joint Sponsors may by notice to the Company resign as sponsor and/or terminate this Agreement if when, or at any time before, Admission become effective, the Company is in breach of any provision of this Agreement and that Joint Sponsor is of the opinion, acting in good faith, that the Company has thereby become unsuitable for listing on the Official List as a result of such breach.

12.9
A termination notice may be served by a Manager by one of the methods prescribed by clause 23. Alternatively, at such Manager's option, service may be effected by a director of the relevant Manager reading the text of the termination notice to any Director over the telephone, whether or not that Director is then on any premises of the Company. If service of a termination notice is effected over the telephone, such Manager shall forthwith deliver or send to the Company and each of the other Managers by one of the methods prescribed by clause 23 a notice which:
12.9.1	states that service of a termination notice has been effected by telephone at a certain time on a certain date;
12.9.2	specifies the names of the director of the relevant Manager and of the Director involved; and
12.9.3	set out the text which was read over the phone.
12.10	If this Agreement is terminated under clause 12.6 or 12.8, clauses 2.4.1 to 2.4.5 apply.
12.11
For the purpose of this clause 12, a reference in schedule 1 or clause 12.1 to the knowledge, information, belief or awareness of the Company or the Directors includes knowledge, information, belief or awareness which the Company or the Directors would have if the Directors had made all reasonable enquiries having regard, inter alia, to the obligations of the Company under the FSMA, the Listing Rules and the Standards.
12.12
The Warranties given pursuant to clause 12.1 shall remain in full force and effect notwithstanding Admission becoming effective and all other matters and arrangements referred to in or contemplated by this Agreement.

12.13
The Warranties relating to the Issue Documents (or any of them) given pursuant to this clause 12 shall be deemed to be repeated on the date of publication of each and every Issue Document or supplementary prospectus.
12.14
Any certificate signed by any officer of the Company and delivered to a Manager or its legal advisers pursuant to this Agreement shall be deemed a representation and a warranty as at the date thereof by the Company to the Managers as to the matters covered thereby.

13.  AGENCY AND THIRD PARTY LIMITATIONS

13.1
Any transaction carried out by a Manager pursuant to clause 9 or 10 (except the subscription by a Manager for Rights Shares pursuant to clause 10.1) will be carried out at the request of and as agent for the Company and not in any respect for the account of a Manager or any Relevant Person.

13.2
If the Company agrees any limitation (a "Relevant Limitation") on the extent to which it may claim against any third party (each a "Third Party") in connection with the Rights Issue, the Acquisition or Admission and the Company suffers any loss, damage, liability, expense or claim for which any Indemnified Person is (in whole or in part) jointly or severally responsible with any such Third Party(s) and/or any other person, the maximum aggregate amount of the Indemnified Persons' liability will be limited to such amount as the relevant Indemnified Persons agree or is judicially determined to be just and equitable having regard to the relative responsibility of the Indemnified Persons so liable, the Third Party(s) and any other person, without regard to any Relevant Limitations. The extent to which such liability, cost, expense, damage or loss may be recoverable from any Indemnified Person will be no more than it would have been had no Relevant Limitation been agreed by the Company.

13.3
If an Indemnified Person is liable for any liability, cost, expense, damage or loss suffered by, or is liable to make any contribution to, any person other than the Company in respect of the performance of its obligations under this Agreement or the provision of its services to the Company whether under this Agreement or otherwise, the Company will indemnify that Indemnified Person for any amount which it would have been entitled to recover from a Third Party (pursuant to the Civil Liability (Contributions) Act 1978 or otherwise) but for a Relevant Limitation.

14.  MORGAN STANLEY INDEMNITY

14.1
The Company agrees with Morgan Stanley to indemnify and keep indemnified Morgan Stanley and each Morgan Stanley Relevant Person (each a "Morgan Stanley Indemnified Person") against all or any claims (whether or not successful, compromised or settled), actions, liabilities, demands, proceedings or judgments (each a "Claim") asserted or established against any Morgan Stanley Indemnified Person in any jurisdiction by any person whatsoever and against all losses, costs, charges or expenses (including reasonable legal fees) and taxes (other than corporation tax incurred by any Morgan Stanley Indemnified Person on its actual net income, profits or gains) (each an "Expense") which that person may suffer or incur (including, but not limited to, all Expenses suffered or incurred in disputing any Claim and/or in establishing a right to be indemnified pursuant to this clause 14 and/or in seeking advice regarding any Claim or in any way related to or in connection with this indemnity) if the Claim or Expense arises, directly or indirectly, out of, or is connected with, anything done or omitted to be done by any person (including any Morgan Stanley Indemnified Person) in connection with the Indemnified Matters, provided that:

14.1.1
a Morgan Stanley Indemnified Person shall not be entitled to any indemnity under this clause 14 in relation to any Claim or Expense if and to the extent that the Claim or Expense concerned relates specifically to the performance by Morgan Stanley of its role as sponsor and/or financial adviser to the Company in relation to the Rights Issue and Admission and results primarily from (i) the negligence or wilful default of that Morgan Stanley Indemnified Person or (ii) that person's breach of the FSMA, the Act or under the regulatory system (as defined in the Rules of the FSA) otherwise than, in each case, in relation to any of the contents of, or any omission from, the Issue Documents or any of them;
14.1.2
a Morgan Stanley Indemnified Person shall not be entitled to any indemnity under this clause 14 in relation to any Claim or Expense if and to the extent that the Claim or Expense concerned arises otherwise than in relation specifically to the performance by Morgan Stanley of its role as sponsor and/or financial adviser to the Company in relation to the Rights Issue and Admission and results directly from (i) the negligence or wilful default of that Morgan Stanley Indemnified Person or (ii) that person's breach of the FSMA, the Act or under the regulatory system (as defined in the Rules of the FSA) otherwise than, in each case, in relation to any of the contents of, or any omission from, the Issue Documents or any of them;
14.1.3
a Morgan Stanley Indemnified Person shall not be entitled to recover from the Company under clause 14 in relation to any Claim or Expense to the extent that such indemnification is not permissible under Chapter VI of Part V of the Act.
14.2
None of the Company nor any Group Company may claim against a Morgan Stanley Indemnified Person to recover any loss, cost, charge or expense incurred by any of them or a Director arising:
14.2.1
directly or indirectly out of the performance by or on behalf of a Morgan Stanley Indemnified Person of its obligations under this Agreement or the Morgan Stanley Engagement Letter or any other agreement relating to the Acquisition, the Rights Issue or Admission, or the provision by or on behalf of a Morgan Stanley Indemnified Person of services to the Company, whether under this Agreement, the Morgan Stanley Engagement Letter, any other agreement relating to the Acquisition, the Rights Issue or Admission, or otherwise; or
14.2.2
in connection with the Acquisition, the Rights Issue or Admission or the publication or despatch of any of the Issue Documents, or the fact that the Issue Documents are untrue, inaccurate or misleading in any respect or do not contain all facts material to a potential subscriber or purchaser of Rights Shares, except, in each case, to the extent only that the loss, cost, charge or expense arises (otherwise than as a result of a payment made or an obligation or liability to make payment arising under clause 14.1) (a) specifically in relation to the performance by Morgan Stanley of its role as sponsor and/or financial adviser to the Company in relation to the Rights Issue and Admission and primarily from (i) any conduct, action or omission comprising the negligence or wilful default of that Morgan Stanley Indemnified Person or (ii) that person's breach of the FSMA, The Act or under the regulatory system (as defined in the Rules of the FSA) or (b) otherwise than specifically in relation to the performance by Morgan Stanley of its role as Sponsor and/or financial adviser to the Company in relation to the Rights Issue and Admission and directly from (i) any conduct, action or omission comprising the negligence or wilful default of that Morgan Stanley Indemnified Person or (ii) that person's breach of the FSMA, the Act or under the regulatory system (as defined in the Rules of the FSA), otherwise than, in each case, in relation to any of the contents of, or any omission from, the Issue Documents or any of them.

14.3
Without limitation to clauses 14.1 and 14.2, the Company agrees with and acknowledges to Morgan Stanley that no Morgan Stanley Indemnified Person shall be responsible, in the absence of specific written agreement to the contrary, for verifying the accuracy and/or fairness, or completeness or adequacy, of any information in the Issue Documents or otherwise published or caused to be published by the Company in connection with the Acquisition, the Rights Issue or Admission.

15.  HOARE GOVETT INDEMNITY

15.1
The Company agrees with Hoare Govett to indemnify and keep indemnified Hoare Govett and each Hoare Govett Relevant Person (each an "Hoare Govett Indemnified Person") against all or any claims (whether or not successful, compromised or settled), actions, liabilities, demands, proceedings or judgments (each a "Claim") asserted or established against any Hoare Govett Indemnified Person in any jurisdiction by any person whatsoever and against all losses, costs, charges or expenses (including reasonable legal fees) and taxes (other than corporation tax incurred by any Hoare Govett Indemnified Person on its actual net income, profits or gains) (each an "Expense") which that person may suffer or incur (including, but not limited to, all Expenses suffered or incurred in disputing any Claim and/or in establishing a right to be indemnified pursuant to this clause 15 and/or in seeking advice regarding any Claim or in any way related to or in connection with this indemnity) if the Claim or Expense arises, directly or indirectly, out of, or is connected with, anything done or omitted to be done by any person (including any Hoare Govett Indemnified Person) in connection with the Indemnified Matters, provided that:
15.1.1
a Hoare Govett Indemnified Person shall not be entitled to any indemnity under this clause 15 in relation to any Claim or Expense to the extent only that the Claim or Expense concerned results directly from (i) the negligence or wilful default of that Hoare Govett Indemnified Person or (ii) that person's breach of the FSMA, the Act or under the regulatory system (as defined in the Rules of the FSA) otherwise than, in each case, in relation to any of the contents of, or any omission from, the Issue Documents or any of them; and
15.1.2
a Hoare Govett Indemnified Person shall not be entitled to recover from the Company under clause 15 in relation to any Claim or Expense to the extent that such indemnification is not permissible under Chapter VI of Part V of the Act.
15.2
None of the Company nor any Group Company may claim against a Hoare Govett Indemnified Person to recover any loss, cost, charge or expense incurred by any of them or a Director arising:
15.2.1
directly or indirectly out of the performance by or on behalf of a Hoare Govett Indemnified Person of its obligations under this Agreement or the Hoare Govett Engagement Letter or any other agreement relating to the Acquisition, the Rights Issue or Admission, or the provision by or on behalf of a Hoare Govett Indemnified Person of services to the Company, whether under this Agreement, the Hoare Govett Engagement Letter, any other agreements relating to the Acquisition, the Rights Issue or Admission, or otherwise; or
15.2.2
in connection with the Acquisition, the Rights Issue or Admission or the publication or despatch of any of the Issue Documents, or the fact that the Issue Documents are untrue, inaccurate or misleading in any respect or do not contain all facts material to a potential subscriber or purchaser of Rights Shares, except, in each case, to the extent only that the loss, cost, charge or expense arises (otherwise than as a result of a payment made or an obligation or liability to make payment arising under clause 15.1) directly from (i) any conduct, action or omission comprising the negligence or wilful default of that Hoare Govett Indemnified Person or (ii) that person's breach of the FSMA, the Act or under the regulatory system (as defined in the Rules of the FSA) otherwise than, in each case, in relation to any of the contents of, or any omission from, the Issue Documents or any of them.

15.3
Without limitation to clauses 15.1 and 15.2, the Company agrees with and acknowledges to Hoare Govett that no Hoare Govett Indemnified Person shall be responsible, in the absence of specific written agreement to the contrary, for verifying the accuracy and/or fairness, or completeness or adequacy, of any information in the Issue Documents or otherwise published or caused to be published by the Company in connection with the Acquisition, the Rights Issue or Admission.

16.  DEUTSCHE BANK INDEMNITY

16.1
The Company agrees with Deutsche Bank to indemnify and keep indemnified Deutsche Bank and each Deutsche Bank Relevant Person (each a "Deutsche Bank Indemnified Person") against all or any claims (whether or not successful, compromised or settled), actions, liabilities, demands, proceedings or judgments (each a "Claim") asserted or established against any Deutsche Bank Indemnified Person in any jurisdiction by any person whatsoever and against all losses, costs, charges or expenses (including reasonable legal fees) and taxes (other than corporation tax incurred by any Deutsche Bank Indemnified Person on its actual net income, profits or gains) (each an "Expense") which that person may suffer or incur (including, but not limited to, all Expenses suffered or incurred in disputing any Claim and/or in establishing a right to be indemnified pursuant to this clause 16 and/or in seeking advice regarding any Claim or in any way related to or in connection with this indemnity) if the Claim or Expense arises, directly or indirectly, out of, or is connected with, anything done or omitted to be done by any person (including any Deutsche Bank Indemnified Person) in connection with the Indemnified Matters, provided that:
16.1.1
a Deutsche Bank Indemnified Person shall not be entitled to any indemnity under this clause 16 in relation to any Claim or Expense if and to the extent that the Claim or Expense concerned relates specifically to the performance by Deutsche Bank of its role as sponsor and/or financial adviser to the Company in relation to the Rights Issue and Admission and results primarily from (i) the negligence or wilful default of that Deutsche Bank Indemnified Person or (ii) that person's breach of the FSMA, the Act or under the regulatory system (as defined in the Rules of the FSA) otherwise than, in each case, in relation to any of the contents of, or any omission from, the Issue Documents or any of them;
16.1.2
a Deutsche Bank Indemnified Person shall not be entitled to any indemnity under this clause 16 in relation to any Claim or Expense if and to the extent that the Claim or Expense concerned arises otherwise than in relation specifically to the performance by Deutsche Bank of its role as sponsor and/or financial adviser to the Company in relation to the Rights Issue and Admission and results directly from (i) the negligence or wilful default of that Deutsche Bank Indemnified Person or (ii) that person's breach of the FSMA, the Act or under the regulatory system (as defined in the Rules of the FSA) otherwise than, in each case, in relation to any of the contents of, or any omission from, the Issue Documents or any of them; and
16.1.3
a Deutsche Bank Indemnified Person shall not be entitled to recover from the Company under clause 16 in relation to any Claim or Expense to the extent that such indemnification is not permissible under Chapter VI of Part V of the Act.

16.2
None of the Company nor any Group Company may claim against a Deutsche Bank Indemnified Person to recover any loss, cost, charge or expense incurred by any of them or a Director arising:
16.2.1
directly or indirectly out of the performance by or on behalf of a Deutsche Bank Indemnified Person of its obligations under this Agreement or the Deutsche Bank Engagement Letter or any other agreement relating to the Acquisition, the Rights Issue or Admission, or the provision by or on behalf of a Deutsche Bank Indemnified Person of services to the Company, whether under this Agreement, the Deutsche Bank Engagement Letter, any other agreement relating to the Acquisition, the Rights Issue or Admission, or otherwise; or
16.2.2
in connection with the Acquisition, the Rights Issue or Admission or the publication or despatch of any of the Issue Documents, or the fact that the Issue Documents are untrue, inaccurate or misleading in any respect or do not contain all facts material to a potential subscriber or purchaser of Rights Shares, except, in each case, to the extent only that the loss, cost, charge or expense arises (otherwise than as a result of a payment made or an obligation or liability to make payment arising under clause 16.1) (a) specifically in relation to the performance by Deutsche Bank of its role as sponsor and/or financial adviser to the Company in relation to the Rights Issue and Admission and primarily from (i) any conduct, action or omission comprising the negligence or wilful default of that Deutsche Bank Indemnified Person or (ii) that person's breach of the FSMA, the Act or under the regulatory system (as defined in the Rules of the FSA) or (b) otherwise than specifically in relation to the performance by Deutsche Bank of its role as sponsor and/or financial adviser to the Company in relation to the Rights Issue and Admission and directly from (i) any conduct, action or omission comprising the negligence or wilful default of that Deutsche Bank Indemnified Person or (ii) that person's breach of the FSMA, the Act or under the regulatory system (as defined in the Rules of the FSA), otherwise than, in each case, in relation to any of the contents of, or any omission from, the Issue Documents or any of them.

16.3
Without limitation to clauses 16.1 to 16.2, the Company agrees with and acknowledges to Deutsche Bank that no Deutsche Bank Indemnified Person shall be responsible, in the absence of specific written agreement to the contrary, for verifying the accuracy and/or fairness, or completeness or adequacy of any information in the Issue Documents or otherwise published or caused to be published by the Company in connection with the Acquisition, the Rights Issue or Admission.

17.  CONDUCT AND SETTLEMENT OF CLAIMS

17.1
If a claim is made against a Manager (and/or any of its Relevant Persons) for which indemnity will be sought pursuant to the provisions of clauses 14, 15 or 16 (a "Relevant Claim"):
17.1.1
the Manager shall, on becoming aware of the Relevant Claim, notify the Company (but the failure to notify the Company does not relieve the Company from any liability under clauses 14, 15 and/or 16); and
17.1.2
the Manager may defend, compromise, settle or deal with the Relevant Claim as it sees fit (having considered the Company's reasonable requests, subject where required by the Manager, to the Company providing adequate security to the Manager if taking account of the relevant request would cause the Manager to incur costs and expenses which would not otherwise have arisen). The provision of such security shall not be taken as an admission by the Company of liability.

17.2
In the event that a Manager or a Relevant Person becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders of the Company arising out of or in connection with any matter referred to in this Agreement or an Engagement Letter, the Company periodically will reimburse the Manager or its Relevant Persons for their reasonable legal and other expenses (including the cost of any investigation and preparation) arising out of or reasonably incurred in connection therewith, provided that the relevant Manager shall repay such reimbursed expenses to the Company (or as its shall direct) in the event that such expenses are not ultimately a loss claim, damage, liability or cost recoverable under the indemnity in clause 14, 15 or 16 (as applicable). The Company agrees to co-operate with the Managers and to give, and so far as it is able to procure the giving of, all such information and render all such assistance to the Managers as the Managers may reasonably request in connection with any such action, proceeding or investigation and not to take any action which might reasonably be expected to prejudice the position of a Manager or Relevant Person in relation to any such action, proceeding or investigation without the consent of the relevant Manager.

17.3
The Company shall not be liable under the indemnity in clause 14, 15 or 16 (as applicable) for any settlement of any proceeding effected without its written consent (such consent not to be unreasonably withheld or delayed). The Company shall not, without the prior written consent of the relevant Manager, effect any settlement of any pending or threatened proceeding in respect of which a Manager and/or any of its Relevant Persons is or could have been a party and indemnity could have been sought hereunder by that Manager and/or its Relevant Person, unless (in the case only of a settlement by the Company) such settlement includes an unconditional release of that Manager and/or Relevant Person from all liability on claims that are the subject matter of such proceeding.

17.4
All payments made by the Company under clauses 14, 15 or 16 shall be made gross, free of any right of counterclaim or set off and without deduction or withholding of any kind, other than any deduction or withholding required by law.

17.5
If the Company makes a deduction or withholding required by law from a payment under clauses 14, 15 or 16, the sum due from the Company shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the Manager or its Relevant Person receives a sum equal to the sum it would have received had no deduction or withholding been made.

17.6
If a payment under clauses 14, 15 or 16 will be or has been subject to tax, the Company shall pay the Manager or its Relevant Person on demand the amount (after taking into account any tax payable in respect of the amount and treating for these purposes as payable any tax that would be payable but for a relief, clearance, deduction or credit) that will ensure that the Manager or its Relevant Person receives and retains a net sum equal to the sum it would have received had the payment not been subject to tax.

18.  COVENANTS

18.1
The Company shall not, without the consent in writing of each of the Managers, (such consent not to be unreasonably withheld or delayed) prior to completion of the Acquisition, make any material amendments to the terms of the Acquisition or waive any condition to, or vary in any material respect the terms of, the Acquisition Agreement.

18.2
The Company shall comply with section 81 of the FSMA and shall:
18.2.1	promptly notify the Managers upon becoming aware that circumstances have arisen which require or may require the publication of a supplementary prospectus;

18.2.2	consult with the Managers as to the content of any supplementary prospectus and comply with all reasonable requirements of the Managers in relation thereto;
18.2.3
promptly prepare and (through and in conjunction with the Joint Sponsors) deliver to the UKLA for approval, a supplementary prospectus (within the meaning of and for the purposes of section 81 of the FSMA and the Listing Rules) in a form agreed by the Managers (for which purpose, the Managers agree that they shall not unreasonably withhold or delay their agreement thereto); and
18.2.4	subject to the approval of the UKLA, the Company shall:
    (a)
    deliver the supplementary prospectus for Registration;

    (b)
    publish the supplementary prospectus in accordance with paragraph 8.20(a) of the Listing Rules; and

    (c)
    circulate the supplementary prospectus in accordance with paragraph 8.20(b) of the Listing Rules,

    and if a supplementary prospectus is published in connection with the Rights Issue, references in this Agreement to the Prospectus are, as the context permits, to be read as references to the supplementary prospectus and, as the context permits, the Prospectus and the supplementary prospectus taken together.

18.3
Between the date of this Agreement and the close of business on the twentieth Dealing Day after the Acceptance Date, the Company shall not, and shall procure that no Group Company shall, without the prior written consent of each of the Joint Sponsors, take any steps (including without limitation making any public statement or issuing or publishing any material or document) which, in the opinion of either of the Joint Sponsors, would be materially inconsistent with any expression of policy or intention in the Prospectus or publish any material or document which is materially inconsistent with any statement in the Prospectus.

18.4
The Company undertakes to the Managers that, until the close of business on the twentieth Dealing Day after the Acceptance Date, it will use and will procure that each Group Company uses, its reasonable endeavours to ensure that as early as practicable:
18.4.1
the Company or Group Company makes itself available to discuss with the Managers in advance the entry into or variation (other than in the ordinary course of business) of any commitment, agreement or arrangement, or the Company placing itself in a position where it is obliged to announce that any commitment, agreement or arrangement may be entered into or varied which, in any case, is either material in the context of the Group or may involve an increase in the issued capital of a Group Company (other than an increase in the issued capital of a Group Company where all the capital is to be issued to another Group Company);
18.4.2
the Company or Group Company makes itself available to discuss with the Managers in advance any public statement or document which relates to the Group's results, dividends or prospects, or to any acquisition, disposal, re-organisation, takeover, management development or any other significant matter (similar or not to the foregoing) and which it or any Group Company proposes to make or publish;
18.4.3
the Company or Group Company makes itself available to discuss with the Managers in advance any other information which may be required to be notified to the Company Announcements Office in accordance with paragraphs 9.1 or 9.2 of the Listing Rules; and

18.4.4
there is forwarded to the Managers for their comments (to which the Company shall have due regard) proofs in final form of any accounts or of any public statement or document or information which it or a Group Company proposes to make or publish and which relates to any matter falling within clauses 18.4.1, 18.4.2 or 18.4.3.
18.5
Except for the despatch of the Issue Documents, the Company undertakes to the Managers that, until the close of business on the twentieth Dealing Day after the Acceptance Date, it shall not, and will procure that a Group Company does not publish, make or despatch a public announcement or communication concerning the Rights Issue or a Group Company or the Acquisition:
18.5.1
where the announcement or communication is required by law, the UKLA the London Stock Exchange, or under the Regulations or the rules, practices and procedures laid down by CRESTCo, without prior consultation with the Managers and having due regard to all reasonable requests which the Managers may make; or
18.5.2	in any other case, without the prior consent of the Managers as to the content, timing and manner of the publication, making or despatch of the announcement or communication.
18.6
The Company shall use all reasonable endeavours to procure that employees of the Company and its subsidiaries observe the restrictions set out in clauses 18.3 to 18.5 as if they were parties thereto.

18.7
The Company shall not (without the prior written consent of each of the Managers) offer, issue, sell or contract to sell, issue options in respect of or otherwise dispose of, directly or indirectly, or announce an offering or issue of, any Ordinary Shares (or any interest therein or in respect thereof) or any other securities exchangeable for or convertible into, or substantially similar to, Ordinary Shares or enter into any transaction with the same economic effect as, or agree to do, any of the foregoing for a period of 180 days following Admission, save in respect of Ordinary Shares issued pursuant to the exercise of options under share option schemes in existence on the date of Admission and described in the Prospectus.

19.  RECEIVING AGENT

        The Company confirms that it has appointed Lloyds TSB Registrars as registrar and receiving agent to the Rights Issue and as registrars and receiving agents in respect of the Nil Paid Rights and the Fully Paid Rights.

20.  REGISTRATION AND FURTHER ASSURANCE

        The Company shall register the Rights Shares in the names of the eventual registration applicants, and shall provide, and shall procure that the Directors shall provide, all information and assistance that the Managers may reasonably require for the purposes of this Agreement and execute (or procure to be executed) and do (or procure to be done) each document, act and thing that a Manager may reasonably request in order to give effect to the Acquisition, the Rights Issue, or Admission.

21.  GENERAL

21.1
For the avoidance of doubt, the obligations of the Managers under this Agreement are separate, not joint or joint and several. Each of the Managers shall (except as otherwise agreed among them) have the right to protect and enforce each of its rights without joining any of the others in any proceedings.

21.2
For the avoidance of doubt nothing contained in this Agreement shall be deemed to amend, remove, restrict or otherwise vary in any way, any provision, term or agreement contained in any of the Engagement Letters which shall remain in full force and effect following the execution of this Agreement. Similarly, nothing contained in any of the Engagement Letters shall be deemed to amend, remove, restrict or otherwise vary in any way any provision of this Agreement.

21.3
A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

21.4
No waiver of any provision of this Agreement shall be valid unless in writing and signed by each party to be bound thereby.

21.5
A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

21.6
The rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

21.7
Each date, time or period referred to in this Agreement is of the essence. If the parties agree in writing to vary a date, time or period, the varied date, time or period is of the essence.

21.8
Nothing in this Agreement shall have the effect of limiting or restricting any liability of any person arising as a result of any fraud.

22.  CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

22.1
Each Morgan Stanley Relevant Person shall have the right under the Contracts (Rights of Third Parties) Act 1999 (which shall apply to this Agreement) to enforce its rights against the Company under clause 14 of this Agreement (subject to clause 24 and to the other provisions of this clause 22), as amended from time to time, provided that a Morgan Stanley Relevant Person must obtain the written consent of Morgan Stanley (which Morgan Stanley may give or refuse in its absolute discretion) before it may bring proceedings to enforce the terms of clause 14 and, save to the extent notified in writing by Morgan Stanley to the relevant Morgan Stanley Relevant Person, Morgan Stanley (without obligation) shall have the sole conduct of any such action on behalf of the Morgan Stanley Relevant Person.

22.2
Each Hoare Govett Relevant Person shall have the right under the Contracts (Rights of Third Parties) Act 1999 (which shall apply to this Agreement) to enforce its rights against the Company under clause 15 of this Agreement (subject to clause 24 and to the other provisions of this clause 22), as amended from time to time, provided that a Hoare Govett Relevant Person must obtain the written consent of Hoare Govett (which Hoare Govett may give or refuse in its absolute discretion) before it may bring proceedings to enforce the terms of clause 15 and, save to the extent notified in writing by Hoare Govett to the relevant Hoare Govett Relevant Person, Hoare Govett (without obligation) shall have the sole conduct of any such action on behalf of the Hoare Govett Relevant Person.

22.3
Each Deutsche Bank Relevant Person shall have the right under the Contracts (Rights of Third Parties) Act 1999 (which shall apply to this Agreement) to enforce its rights against the Company under clause 16 of this Agreement (subject to clause 24 and to the other provisions of this clause 22), as amended from time to time, provided that a Deutsche Bank Relevant Person must obtain the written consent of Deutsche Bank (which Deutsche Bank may give or refuse in its absolute discretion) before it may bring proceedings to enforce the terms of clause 14 and, save to the extent notified in writing by Deutsche Bank to the relevant Deutsche Bank Relevant Person, Deutsche Bank (without obligation) shall have the sole conduct of any such action on behalf of the Deutsche Bank Relevant Person.

22.4
Save as provided in clause 22.1 to 22.3, no-one other than the parties to this Agreement shall be entitled to directly enforce its rights under this Agreement under the Contracts (Rights of Third Parties) Act 1999 or otherwise. The Managers shall have no responsibility to any Relevant Person under or as a result of this clause 22. The parties to this Agreement do not require the consent of any person other than the parties to this Agreement to rescind or vary this Agreement at any time.

23.  NOTICES

23.1
A notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by first class post pre-paid recorded delivery or by fax to the party due to receive the notice or communication, at its address set out in this Agreement or another address or a fax number specified by that party by written notice to the other.

23.2
In the absence of evidence of earlier receipt, a notice or other communication is deemed given:
23.2.1	if delivered personally, when left at the address referred to in clause 23.1;
23.2.2	if sent by mail, 48 hours after posting it; and
23.2.3	if sent by fax, when confirmation of its transmission has been recorded on the sender's fax machine.

24.  GOVERNING LAW AND JURISDICTION

24.1
This Agreement is governed by, and shall be construed in accordance with, English law.

24.2
The Company hereby agrees for the benefit of the Managers that the courts of England have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, "Proceedings" and "Disputes") and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England. The agreement contained in this clause is included for the benefit of the Managers and accordingly, notwithstanding the exclusive agreement in this clause, each of the Managers shall retain the right to join the Company as a third party to proceedings in any court in any country which may have jurisdiction.

24.3
The Company irrevocably waives any objection which it might have at any time to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.

24.4
Process by which any Proceedings are begun in England may be served on a party by being delivered in accordance with clause 23. Nothing contained in clause 24.4 affects the right to serve process in another manner permitted by law.

25.  COUNTERPARTS

        This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

SCHEDULE 1
WARRANTIES

1.    ISSUE DOCUMENTS

1.1  Compliance

1.1.1
The Issue Documents comply in all respects with the Act, the FSMA, the Listing Rules and the Standards, and with the relevant requirements of the UKLA, the London Stock Exchange and all other relevant requirements of statute, statutory regulation or regulatory bodies.
1.1.2
Each member of the Enlarged Group has been duly incorporated and is validly existing as a company with limited liability under the laws of the country of its incorporation with full power and authority to own, lease and operate the properties which it owns, leases and operates and to own its other assets and conduct its business as described in the Prospectus.
1.1.3
This Agreement, the Acquisition Agreement and the Option Agreement, and the other agreements to be entered into by the Company in connection with Admission, the Rights Issue and the Acquisition have been duly authorised, executed and delivered on behalf of the Company and assuming due authorisation, execution and delivery by the other parties thereto, constitute valid and binding obligations of the Company and/or Reemtsma (as applicable) enforceable against it in accordance with their terms.

1.2  Information (General)

1.2.1
Each statement of fact contained in the Issue Documents and the Presentations is true, accurate and not misleading. Each forecast, estimate and expression of opinion, intention or expectation contained in the Issue Documents and the Presentations is made on reasonable grounds, is honestly held and has been made after due and careful enquiry and consideration.
1.2.2
The Prospectus contains all information about the Group and the Enlarged Group which is or might be material for disclosure to a prospective subscriber for the Rights Shares and their professional advisers or which they would reasonably require, and reasonably expect to find there, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses, and prospects of the Enlarged Group and of the rights attaching to the Rights Shares having regard, inter alia, to the matters specified in section 80(4) of the FSMA.
1.2.3
No information has been omitted from the Prospectus, the omission of which makes a statement of fact, forecast, estimate or expression of opinion, intention or expectation in the Prospectus untrue, inaccurate or misleading or which, in the context of the Acquisition or the Rights Issue, is material for disclosure in the Prospectus.
1.2.4
There are no rights (conditional or otherwise) (i) to require the issue of any shares or other securities (including, without limitation, any loan capital) or securities convertible into or exchangeable for, or warrants, rights or options to purchase, or obligations, commitments or intentions to create the same) or (ii) to sell or otherwise dispose of any shares or other securities, in each case of a Reemtsma Group Company or a Group Company (other than to another Reemtsma Group Company or another Group Company, as the case may be) which are outstanding and in force.
1.2.5
So far as the Company is aware, there is no matter, fact or circumstance which is not disclosed in the Prospectus which ought to be taken into account by the UKLA in considering the application for listing of the Rights Shares.

1.3  Information (Financial)

1.3.1	The Accounts:
    (a)
    have been prepared on bases consistent with the bases on which the audited consolidated balance sheet and profit and loss account and consolidated cashflow statement (including all related notes and the directors' and PricewaterhouseCoopers' reports) of the Group for the year ended 29 September 2000 were prepared;

    (b)
    have been prepared and audited in accordance with and comply with the Act and all applicable standards, principles and practices generally accepted in the United Kingdom; and

    (c)
    give a true and fair view of the assets, liabilities and the state of affairs of the Group as at 29 September 2001 and of the consolidated profits and losses of the Group for the financial year ended on that date.
1.3.2
The unaudited consolidated management accounts of the Reemtsma Group for the year ended 31 December 2001 (the "Reemtsma Management Accounts"), upon which the Profit Estimate is based, have been properly prepared in accordance with German generally accepted accounting principles and the relevant information contained in the Reemtsma Management Accounts has been properly reconciled to UK generally accepted accounting principles and re-stated with appropriate adjustments to present the Profit Estimate on bases consistent with the bases on which the Accounts were prepared, and there are no facts or circumstances, including in relation to any possible adjusting post-balance sheet event in respect of Reemtsma, which have not been taken into account in the preparation of the Profit Estimate and which could reasonably be expected to have an effect on the Profit Estimate.
1.3.3
The pro forma financial information on the Group set out in the Prospectus has been duly and carefully prepared on the bases set out in Part IX of the Prospectus and in accordance with the Listing Rules and is presented on a basis consistent with the accounting principles, standards and practices normally applied by the Company.
1.3.4	Since 29 September 2001, and except as disclosed in the Prospectus:
    (a)
    each Group Company's business and activities have been carried on in the ordinary and usual course;

    (b)
    there has been no significant change or any development involving a prospective significant change in the financial or trading position or prospects of a Group Company or the Group; and

    (c)
    no Group Company has entered into, assumed or incurred a contract, commitment or obligation the disclosure of which is required in order to prevent the Prospectus being untrue, inaccurate or misleading in any material respect.
1.3.5	Since 31 December 2000, and except as disclosed in the Prospectus:
    (a)
    each Reemtsma Group Company's business and activities have been carried on in the ordinary and usual course;

    (b)
    there has been no significant change or any development involving a prospective significant change in the financial or trading position or prospects of a Reemtsma Group Company or the Reemtsma Group; and

    (c)
    no Reemtsma Group Company has entered into, assumed or incurred a contract, commitment or obligation the disclosure of which is required in order to prevent the Prospectus being untrue, inaccurate or misleading in any material respect.

2.    WORKING CAPITAL REPORT

2.1
The Company is of the opinion that, taking account of existing bank and other available facilities and the net proceeds of the Rights Issue, the Enlarged Group has sufficient working capital for its present and reasonably foreseeable requirements, that is, for at least the next 18 months from the date of publication of the Prospectus.

2.2
The Working Capital Report has been approved by the Directors and has been prepared after due and careful enquiry and on the bases and assumptions stated in the Working Capital Report, which the Directors believe to be reasonable. There is no other fact known to the Directors and no other assumption which ought to have been taken into account in preparing the Working Capital Report.

3.    REPAYMENT OF BORROWINGS AND DEFAULT

3.1
No circumstances have arisen, nor, so far as the Company is aware, are any circumstances likely to arise in which a person is, or would with the giving of notice, lapse of time or both become, entitled to require repayment of a Group Company's borrowing or indebtedness in the nature of borrowing before its stated maturity or performance of a guarantee or indemnity given by a Group Company. No Group Company has received notice to repay under an agreement relating to borrowing or indebtedness in the nature of borrowing which is repayable on demand.

3.2
No event has occurred, nor, so far as the Company is aware, is about to occur or has been alleged, which constitutes or would constitute a default, or which could result in the acceleration by reason of default, of any obligation, under an agreement, undertaking, instrument or arrangement to which a Group Company is a party or by which a Group Company or any of its assets is bound.

4.    LITIGATION

4.1
No Reemtsma Group Company or Group Company and no person for whose acts or defaults any Reemtsma Group Company or Group Company may be vicariously liable is involved, or has during the recent past (being not less than twelve months ending on the date of this Agreement) been involved, in any civil, criminal, arbitration, administrative or other proceeding in any jurisdiction which, by itself or with other proceedings, is of material importance in the context of the Reemtsma Group or the Group, as the case may be or may have a significant effect on a Reemtsma Group Company or a Group Company's financial position.

4.2
So far as the Company is aware, no civil, criminal, arbitration, administrative or other proceeding in any jurisdiction is pending or threatened by or against a Reemtsma Group Company or a Group Company or a person for whose acts or defaults a Reemtsma Group Company or a Group Company may be vicariously liable.

4.3
To the best of the knowledge and belief of the Company and each Director, no fact or circumstance exists which might give rise to any such civil, criminal, arbitration, administrative or other proceeding in any jurisdiction involving a Reemtsma Group Company or a Group Company or a person for whose acts or defaults a Reemtsma Group Company or a Group Company is vicariously liable.

5.    INSOLVENCY

  No order has been made, petition presented or threatened or resolutions passed for the winding up of, or for the appointment of a provisional liquidator to, or for an administration order in respect of, a Group Company. No receiver or receiver and manager has been appointed of the whole or part of a Group Company's assets or business. In respect of a Group Company, no voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986, no compromise or arrangement has been proposed, agreed to or sanctioned under section 425 of the Act, and no action is being taken to strike a Group Company off the register under section 652 of the Act. So far as the Company is aware, no Reemtsma Group Company is the subject of any similar or analogous insolvency procedures under the laws of any jurisdiction and no similar or analogous events or circumstances have arisen or persist in relation to any Reemtsma Group Company.

6.    AUTHORITY TO CARRY ON BUSINESS

  So far as the Company is aware, each material licence, permission, authorisation and consent required in any jurisdiction for the effective operation of each Reemtsma Group Company's and each Group Company's business and its ownership, possession, occupation or use of its assets has been obtained and complied with and is in force. So far as the Company is aware, there is no indication that any of those licences, permissions, authorisations or consents may be revoked, suspended, varied or not renewed, in whole or in part, in the ordinary course of events.

7.    RIGHTS ISSUE ARRANGEMENTS

7.1
Subject to the passing of the Resolution and the satisfaction or waiver of the other conditions precedent in the Acquisition Agreement, the Company and the Directors have or will have the right, power and authority under the Company's memorandum and articles of association or pursuant to resolutions passed in general meeting to allot and issue the Rights Shares in the manner proposed by this Agreement and the Issue Documents, in certificated and uncertificated form, to pay the fees, commissions and costs provided for in clause 11 of this Agreement and to enter into, exercise its rights and perform its obligations under this Agreement and the Acquisition Agreement and to complete all the arrangements contemplated by this Agreement and the Acquisition Agreement in accordance with their respective terms without any further sanction or consent. The Company's existing Ordinary Shares are participating securities in, and have not been suspended from, CREST.

7.2
No material agreement, arrangement or obligation to which a Reemtsma Group Company or a Group Company is a party or by which a Reemtsma Group Company or a Group Company or any of its assets is bound will be terminated, adversely affected or breached by reason of the allotment and issue of the Rights Shares or the offer of the Nil Paid Rights, Fully Paid Rights or Rights Shares or the Acquisition. Neither the allotment nor issue of the Rights Shares, nor the offer of the Nil Paid Rights, Fully Paid Rights or Rights Shares or the Acquisition will infringe the laws or regulations of any jurisdiction.

7.3
The Credit Agreement and the Bridge Facility have been duly authorised, executed and delivered on behalf of the Company and assuming due authorisation, execution and delivery by the other parties thereto, constitute valid and binding obligations of the Company enforceable against it in accordance with their terms and, so far as the Company is aware, no event has occurred and no circumstances exist that would or might be reasonably likely to cause amounts payable to the Company under the Credit Agreement and the Bridge Facility to be unavailable if required.

7.4
The Rights Shares will have been duly authorised and, when delivered by the Company to subscribers or, as the case may be, to one or more of the Managers in accordance with the provisions of this Agreement, will be validly issued, fully-paid and free from any encumbrance and will rank pari passu with, all of the other Ordinary Shares of the Company in issue.

7.5
The Presentations do not contain any information which is not contained in the Issue Documents which would be material for disclosure in the context of the Rights Issue.

8.    PRIOR DOCUMENTS AND ANNOUNCEMENTS

8.1
In paragraph 8.2, a "Document" means a document issued, and "Announcement" means an announcement made, to the public, press, UKLA or London Stock Exchange by or on behalf of the Company since 29 September 2001.

8.2
In respect of each statement contained in a Document or in an Announcement which is material in the context of the Rights Issue:
8.2.1	if it is a statement of fact, it is and was when made true and accurate in all material respects;
8.2.2	if it is a statement of opinion, intention or expectation, it is and was when made fairly and reasonably held; and
8.2.3	in any case, it is not, and was not when given, made materially incorrect or misleading by the omission from the statement of any fact or matter,

  except as disclosed in any document issued or announcement made to the press, public, UKLA or London Stock Exchange after the issue of the relevant Document or the making of the relevant Announcement.

9.    US SELLING RESTRICTIONS

9.1
None of the Company, any of its affiliates or any person acting on its or their behalf has offered or will offer the Nil Paid Rights or the Rights Shares in any manner involving a "public offering" (within the meaning of Section 4(2) of the Securities Act) (except that the Company makes no representation or warranty with respect to the acts of the Managers in respect of the Rights Shares).

9.2
There is no "substantial US market interest" (within the meaning of Regulation S) in the Ordinary Shares.

9.3
The Company is a "foreign private issuer" (within the meaning of Regulation S).

9.4
The Company is not, and the issuance and sale of the Rights Shares will not cause the Company to be, an "investment company" or to be under the control of an "investment company" as such terms are defined in the United States Investment Company Act of 1940, as amended.

9.5
None of the Company, its affiliates nor any persons acting on its or their behalf (other than the Managers), directly or indirectly, (a) has made or will make offers or sales of any security, (b) has solicited or will solicit offers to buy any security or (c) otherwise has negotiated or will negotiate in respect of any security, in any case, under circumstances that would require the registration of the Nil Paid Rights or the Rights Shares under the Securities Act, except that the Company makes no representation or warranty with respect to the acts of the Managers in respect of the Rights Shares.

9.6
Within the preceding six months from the date of this Agreement, neither the Company nor any person acting on behalf of the Company (except that the Company makes no representation with respect to the acts of any Manager) has offered or sold to any person any Ordinary Shares or any securities of the same or a similar class as the Ordinary Shares other than the Rights Shares (including any Rights Shares not taken up) offered or sold in accordance with the terms of this Agreement.

SCHEDULE 2
WARRANTIES CERTIFICATE

[Letterhead of the Company]

Morgan Stanley & Co. International Limited 25 Cabot Square Canary Wharf London E14 4QA	[PAL Posting Date] 2002

For the attention of Gavin MacDonald

and

Hoare Govett Limited
250 Bishopsgate
London EC2M 4AA

For the attention of Will Coleman

and

Deutsche Bank AG London
Winchester House
1 Great Winchester Street
London EC2N 2DB

For the attention of Nigel Meek

Dear Sirs

Rights issue of [    ] new Ordinary Shares

The Directors, having made all reasonable enquiries having regard, inter alia, to the obligations of the Company under the FSMA, the Listing Rules and the Standards (as defined in the Agreement referred to below) confirm that there is no fact or circumstance which:

1.
constituted a breach of clause 12.1 of the Rights Issue Underwriting and Sponsorship Agreement between us dated 7 March 2002 (the "Agreement"); or

2.
has caused or might reasonably be expected to cause a Warranty to become untrue, inaccurate or misleading by reference to the facts or circumstances existing at 5.00 p.m. today.

In this letter, the term "Warranty" has the meaning given in clause 1.1 of the Agreement. For the purpose of paragraph 2 of this letter, where in a Warranty there is an express or implied reference to the "date of this Agreement", that reference is to be construed as a reference to "5.00 p.m. today".

Yours faithfully

[Director]
for and on behalf of
 IMPERIAL TOBACCO GROUP PLC

SCHEDULE 3
RIGHTS SHARES "TAKEN UP"

1.
In relation to any Rights Shares where the rights thereto are in certificated form at 10.30 a.m. on the Acceptance Date:

(a)
a PAL (or split PAL) has been lodged for acceptance by 10.30 a.m. on the Acceptance Date in accordance with the terms of the Issue Documents and a cheque or other remittance that accompanies the PAL (or split PAL) is for the full amount payable in respect of the relevant Rights Shares; and

(b)
no cheque or other remittance accompanying the PAL (or split PAL) has been dishonoured by 10.30 a.m. on the Acceptance Date; and

(c)
the PAL (or split PAL) has not been rejected pursuant to paragraph 3(c) of Part VI of the Prospectus (relating to the Money Laundering Regulations 1993) by 10.30 a.m. on the Acceptance Date.

2.
In relation to any Rights Shares where the rights thereto are in certificated form at 10.30 a.m. on the Acceptance Date and where:

(a)
the Managers and the Company agree to accept a cheque or other remittance for the full amount payable in respect of those Rights Shares (and whether or not the cheque or other remittance is honoured) which is received prior to 10.30 a.m. on the Acceptance Date from an authorised person (as defined in the FSMA) identifying those Rights Shares and undertaking to lodge the relevant PAL properly completed in due course; or

(b)
the Managers and the Company agree to accept a PAL and a cheque or other remittance for the full amount payable in respect of those Rights Shares (and whether or not the cheque or other remittance is honoured) which are received by 10.30 a.m. on the first Dealing Day after the Acceptance Date by post and the cover bears a legible postmark of not later than 10.30 a.m. on the Acceptance Date.

3.
In relation to any Rights Shares where the rights thereto are in uncertificated form at 10.30 a.m. on the Acceptance Date:

(a)
an MTM instruction in respect of those Rights Shares settles by 10.30 a.m. on the Acceptance Date; or

(b)
an MTM instruction in respect of those Rights Shares constitutes a valid acceptance in accordance with paragraph 4(b)(iii)(bb) of Part VI of the Prospectus and settles by 2.00 p.m. on the Acceptance Date; or

(c)
the following has occurred:

(i)
an MTM instruction in respect of those Rights Shares constitutes a valid acceptance in accordance with paragraph 4(b)(iii)(bb) of Part VI of the Prospectus; and

(ii)
the MTM instruction has not settled by 2.00 p.m. on the Acceptance Date (or by such later time or date as the Company and each of the Managers decide); and

(iii)
the Company is not entitled to assume, in accordance with paragraph 4(b)(vii) of Part VI of the Prospectus, that there has been a breach of any of the representations, warranties or undertakings set out or referred to in paragraph 4(b)(iv) of Part VI of the Prospectus because it is aware of a reason outside the control of the CREST member or CREST sponsor that sent the MTM instruction for its failure to settle; or

  (d)
  the following has occurred:

  (i)
  an MTM instruction in respect of those Rights Shares constitutes a valid acceptance in accordance with paragraph 4(b)(iii)(bb) of Part VI of the Prospectus; and

  (ii)
  the MTM instruction has not settled by 2.00 p.m. on the Acceptance Date (or by such later time or date as the Company and each of the Managers decide); and

  (iii)
  the Company is entitled to assume, in accordance with paragraph 4(b)(vii) of Part VI of the Prospectus, that there has been a breach of any of the representations, warranties or undertakings set out or referred to in paragraph 4(b) of Part VI of the Prospectus because it is not aware of a reason outside the control of the CREST member or CREST sponsor that sent the MTM instruction for its failure to settle; and

  (iv)
  the Company exercises its discretion not to reject the acceptance constituted by the MTM instruction; or

  (e)
  an MTM instruction in respect of those Rights Shares does not constitute a valid acceptance in accordance with paragraph 4(b)(iii)(bb) of Part VI of the Prospectus and the Company exercises its discretion not to reject the acceptance constituted by the MTM instruction; or

  (f)
  the Managers and the Company agree to accept:

  (i)
  an alternative properly authenticated dematerialised instruction from a CREST member or (where applicable) a CREST sponsor in accordance with paragraph (cc) of paragraph 4(b)(vii) of Part VI of the Prospectus; or

  (ii)
  an alternative instruction or notification from a CREST member or (where applicable) a CREST sponsor in accordance with paragraph (ee) of paragraph 4(b)(vii) of Part VI of the Prospectus,

    as constituting a valid acceptance in respect of any Rights Shares.

EXECUTED by the parties:
Signed by a duly authorised representative of/for and on behalf of IMPERIAL TOBACCO GROUP PLC	) ) ) ) )
Signed by a duly authorised representative of/for and on behalf of: MORGAN STANLEY & CO. INTERNATIONAL LIMITED	) ) ) ) ) )
Signed by a duly authorised representative of/for and on behalf of: HOARE GOVETT LIMITED	) ) ) ) )
Signed by a duly authorised representative of/for and on behalf of: DEUTSCHE BANK AG LONDON	) ) ) ) )

QuickLinks

  Exhibit 4.10
RIGHTS ISSUE UNDERWRITING AND SPONSORSHIP AGREEMENT
CONTENTS
SCHEDULE 1 WARRANTIES
SCHEDULE 2 WARRANTIES CERTIFICATE
Rights issue of [ ] new Ordinary Shares
SCHEDULE 3 RIGHTS SHARES "TAKEN UP"